As filed with the Securities and Exchange Commission on October 12, 2006.
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dobson Communications Corporation	Oklahoma	4812	73-1513309
Dobson Cellular Systems, Inc.	Oklahoma	4812	73-1364699
Dobson Operating Co., LLC	Oklahoma	4812	73-1578211
DOC Lease Co., LLC	Oklahoma	4812	03-0503364
(Exact name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14201 Wireless Way Oklahoma City, Oklahoma 73134 (405) 529-8500	Bruce R. Knooihuizen 14201 Wireless Way Oklahoma City, Oklahoma 73134 (405) 529-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Bruce R. Knooihuizen
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Paul W. Theiss
Bruce F. Perce
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600
Fax: (312) 701-7711

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price per	Aggregate Offering	Registration
Securities to Be Registered	to Be Registered	Note(1)	Price(1)	Fee

8 3/8% Series B First Priority Senior Secured Notes due 2011	$250,000,000	100%	$250,000,000	$26,750.00

Guarantees of the 8 3/8% Series B First Priority Senior Secured Notes due 2011	—	—	—	(2)

(1)	Estimated in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(2)	Pursuant to Rule 457(n), no registration fee will be paid in connection with the guarantees.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 12, 2006
PROSPECTUS
Offer to Exchange
$250,000,000 8 3/8% Series B First Priority Senior Secured Notes due 2011,
for
$250,000,000 8 3/8% Series B First Priority Senior Secured Notes due 2011,
that have been registered under the Securities Act of 1933, of
Dobson Communications Corporation
Dobson Cellular Systems, Inc.
           The original notes are, and new notes will be, guaranteed on a senior basis by Dobson Cellular System, Inc.’s direct and indirect parent companies, Dobson Operating Co., LLC and Dobson Communications Corporation, and on a senior secured basis by Dobson Cellular System, Inc.’s current wholly owned subsidiary and future domestic restricted subsidiaries. The original notes are, and the new notes will be, secured by a first priority lien on Dobson Cellular Systems, Inc.’s assets that secure its senior secured credit facility, other than certain collateral described herein on which the original notes have, and the new notes will have, a second priority lien.
The exchange offer will expire at 5:00 P.M.,
New York City time, on          , unless extended.
     Terms of the exchange offer:

•	We are offering to exchange up to $250.0 million aggregate principal amount of our outstanding 8.375% Series B First Priority Senior Secured Notes due 2011, issued in a private offering on May 23, 2006, which we refer to as the “original notes”, in exchange for new notes with materially identical terms that have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and are generally freely tradable, which we refer to as the “new notes”.

•	We agreed with the initial purchasers of the original notes to make this offer and to register the issuance of the new notes after the initial sale of the original notes. We will exchange all original notes that you validly tender and do not validly withdraw prior to the expiration of the exchange offer for an equal amount of new notes.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The terms of the new notes are identical in all material respects to the original notes, except that the new notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the new notes.

•	There is no established trading market for the new notes or the original notes. We do not intend to apply for listing of the new notes on any securities exchange.
     See “Risk Factors” beginning on page 11 for a discussion of the risks that you should consider in connection with the exchange of original notes for new notes.
     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and Dobson Cellular Systems, Inc. have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date all dealers effecting transactions in the new notes may be required to deliver a prospectus. See “Plan of Distribution.”
     Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                    , 2006

IMPORTANT NOTICE TO READERS
      You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should consult your own advisors to assist you in making your decision.
      The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies. The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs or the affairs of any of our subsidiaries or affiliates since the date hereof.
      The exchange offer is not being made to (nor will tenders of original notes be accepted from or on behalf of) holders in any jurisdiction in which the making of the exchange offer is not in compliance with applicable laws of such jurisdiction.

      The issuer of the original notes and the new notes, Dobson Cellular Systems, Inc., is an indirect, wholly owned subsidiary of Dobson Communications Corporation. In this prospectus (other than in the “Description of the New Notes”), unless the context shall require otherwise:

•	“Dobson Communications,” “we,” “our” and “us” refer to Dobson Communications Corporation and its subsidiaries;

•	“Dobson Cellular” or the “issuer” refer to Dobson Cellular Systems, Inc. and its subsidiaries;

•	“Dobson Operating Co.” refers to Dobson Operating Co., LLC, the direct parent company of Dobson Cellular;

•	“DOC Lease Co.” refers to DOC Lease Co., LLC, a wholly owned subsidiary of Dobson Cellular;

•	“American Cellular” refers to American Cellular Corporation, a subsidiary of Dobson Communications, and its subsidiaries;

•	“Series B Fixed Rate Notes” refers to the 8.375% Series B First Priority Senior Secured Notes due 2011; “2011 Fixed Rate Notes” refers to the Series B Fixed Rate Notes and the 8.375% First Priority Senior Secured Notes due 2011; “2011 Floating Rate Notes” refers to the First Priority Senior Secured Floating Rate Notes due 2011; “2012 Notes” refers to the 9.875% Second Priority Senior Secured Notes due 2012; “2011 Notes” refers to the 2011 Fixed Rate Notes and the 2011 Floating Rate Notes collectively; and “new notes” refers to the registered Series B Fixed Rate Notes;

•	“Original Series B Fixed Rate Notes” refers to the unregistered Series B Fixed Rate Notes; and “original notes” refers to the Original Series B Fixed Rate Notes;

•	“notes” refers to the original notes and the new notes collectively; and

•	“Collateral” refers to the capital stock in Dobson Operating Co. and Dobson Cellular Systems, Inc., and substantially all of the tangible and intangible personal property, real property and fixtures of Dobson Operating Co., Dobson Cellular Systems, Inc. and the subsidiary guarantors, including capital stock of Dobson Cellular System, Inc.’s direct or indirect subsidiaries, whether now owned or hereafter acquired; “Other Collateral” refers to collectively, receivables and inventory and general intangibles, documents, instruments, chattel paper, deposit accounts, supporting obligations, books and records and proceeds evidencing or pertaining to receivables and inventory, of Dobson Operating Co., Dobson Cellular and the subsidiary guarantors; and “Primary Collateral” refers to the Collateral, excluding the Other Collateral.

      See “Risk Factors” immediately following the “Summary” for a discussion of the risks that you should consider in connection with the exchange offer and an exchange of original notes for new notes. None of Dobson Cellular, Dobson Communications or any of their respective representatives is making any representation to you regarding the legality of an investment by you under applicable legal investment or similar laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the notes.
AVAILABLE INFORMATION
      We file annual, quarterly and current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as well as other information are available free of charge through our website (www.dobson.net) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. In addition, our common stock is quoted on the Nasdaq National Market under the symbol “DCEL.” Copies of the materials mentioned can also be obtained from the Nasdaq National Market.
      We and Dobson Cellular have filed with the SEC a Registration Statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the new notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us, Dobson Cellular, our affiliates and the new notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

INCORPORATION BY REFERENCE
      We are “incorporating by reference” in this prospectus certain information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus; and

•	we can disclose important information to you by referring you to those documents.
      We incorporate by reference into this prospectus all documents or portions thereof filed by us (but not furnished by us) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this exchange offer, which means that information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:

•	our Current Reports on Form 8-K filed on January 30, 2006, February 24, 2006, April 5, 2006, April 27, 2006, May 12, 2006, May 22, 2006, May 30, 2006, June 8, 2006, June 13, 2006, July 10, 2006, August 10, 2006 and September 5, 2006;

•	our Annual Report on Form 10-K for the year ended December 31, 2005; and

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.
      Copies of the information that is incorporated by reference in this prospectus are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, Attention: J. Warren Henry. Oral requests should be made by telephoning (405) 529-8500. To obtain timely delivery, you must request the information no later than                     , 2006, which is five business days before the expiration date of this exchange offer.
FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under “Risk Factors,” including the following:

•	our substantial leverage and debt service requirements;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate; and

•	terms in our roaming agreements.

      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.
      You should read carefully the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.
INDUSTRY DATA
      This prospectus includes industry data that we obtained from industry publications and internal company surveys. There can be no assurance as to the accuracy or completeness of information included in industry publications. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we believe that these sources are reliable, we do not make any representation regarding the accuracy of such information. Our internal surveys and research have not been verified by any independent source. Statements as to our market position are based on market data currently available to us.

SUMMARY
      The following summary highlights the information contained elsewhere or incorporated by reference in this prospectus and is provided for your convenience. This summary is not intended to be complete and it may not contain all of the information that may be important to you.
      We urge you to read the following summary together with the more detailed information and financial statements and the related notes that are included elsewhere or incorporated by reference in this prospectus. We encourage you to read the entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes incorporated by reference herein.
      This prospectus contains or incorporates by reference financial and other information for Dobson Communications and its subsidiaries on a consolidated basis, as well as some separate information for Dobson Cellular, the issuer of the notes, and its subsidiaries. The consolidated Dobson Communications information includes American Cellular, a rural wireless operator that we acquired in August 2003. Prior to that time, American Cellular was owned equally by Dobson Communications and AT&T Wireless Services, Inc. American Cellular, which accounted for approximately 40% of our consolidated revenue for the six months ended June 30, 2006, is not a subsidiary of Dobson Cellular and will not guarantee the notes or be subject to the covenants in the indenture for the notes and its assets and capital stock will not be part of the collateral for the notes. In addition, American Cellular is restricted under the terms of its outstanding debt obligations from paying dividends or otherwise distributing cash or other assets to Dobson Communications.
Dobson Communications
      We are one of the largest providers of rural and suburban wireless communications services in the United States. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence. We believe that owning and operating a mix of rural and suburban wireless systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates and less competition for subscribers than wireless systems located in larger metropolitan areas. In addition, our wireless systems are generally adjacent to major metropolitan statistical areas, or MSAs, that are characterized by a high concentration of expressway corridors and roaming activity.
      At June 30, 2006, our wireless telephone systems, including Dobson Cellular’s network and American Cellular’s network, covered a total population of 12.0 million in 16 states, and we had approximately 1.6 million subscribers with an aggregate market penetration of 13.0%. We offer digital voice, data and other feature services to our subscribers through our Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, Enhanced Data for GSM Evolution, or EDGE, and Time Division Multiple Access, or TDMA, digital networks. For the six months ended June 30, 2006, we had total revenue of $599.7 million, net loss applicable to common stockholders of $21.7 million and net loss applicable to common stockholders per common share of $0.13. At June 30, 2006, we had $2.5 billion of borrowings from notes and stockholders’ equity of $165.1 million.
Competitive Strengths
      We believe our competitive strengths include the following:
      Substantial Size and Scale. Dobson Communications is one of the largest rural and suburban providers of wireless communications services in the United States. We believe our scale has enabled us to negotiate favorable prices and other terms from third-party service providers and equipment vendors.
      Strong Current Market Position. We have achieved significant market share by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our GSM/ GPRS/ EDGE technologies, strategic roaming relationships, local sales channels, diverse service offerings, including national, regional and state-wide rate plans and enhanced data offerings.

      Attractive Markets. Most of our markets have demonstrated positive demographic growth trends and generally have maintained a high population density relative to other rural and suburban markets, which we believe enables us to deploy and operate our network more efficiently. In addition, our markets have an average of four wireless service providers (including us), while larger metropolitan markets typically have five or more wireless service providers. Our markets generally are located near MSAs that have networks operated by our primary roaming partner, Cingular Wireless. We believe penetration in rural and suburban markets is substantially less than in the major metropolitan markets, providing us with additional growth opportunities. We also benefit from the relatively high density of highway and other traffic corridors in most of our markets, which typically generate high roaming activity. Most of our licenses are 850 MHz licenses, which we believe generally provide the most cost-effective platform for delivering service to the end user in our rural and suburban markets.
      Advanced Digital Technology. We continue to increase the capacity and capabilities of our systems to attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. In 2004, we deployed GSM/GPRS/EDGE technology on our network, which enables us to offer enhanced voice and data service plans to our own subscriber base and meet the needs of our roaming partners that utilize GSM/ GPRS/ EDGE technology.
      Established Operating History in Rural and Suburban Markets. We began providing wireless telephone service in 1990 in Oklahoma and the Texas Panhandle and have since expanded our wireless operations to include systems in rural and suburban markets covering a total population of 12.0 million as of June 30, 2006. We have substantial experience as an operator of wireless systems in rural and suburban markets, which we believe will enhance our future performance.
      Proven Acquisition and Integration Capabilities. We have integrated the operations of numerous acquired wireless systems into our existing operations to achieve economies of scale. We have generated efficiencies from the consolidation and centralized control of pricing, customer service, marketing, system design, engineering, purchasing, financial, administrative and billing functions.
Strategy
      The key elements of our strategy are:
      Drive ARPU Growth through GSM/GPRS/EDGE Migration. We have deployed a GSM/GPRS/EDGE network in all of our markets and are currently marketing primarily GSM/GPRS/EDGE products. Our average monthly revenue per subscriber, or ARPU, for GSM/GPRS/EDGE subscribers has been, and we expect it will continue to be, higher than our ARPU for TDMA subscribers as we focus our sales effort on higher ARPU voice plans and enhanced data services. We believe our GSM/GPRS/EDGE product offering provides a more attractive value proposition to our subscribers compared to our TDMA products, offering rate plans with larger home-rate areas, lower per-minute pricing, more advanced handsets and more extensive data services. As of June 30, 2006, 81.8% of our subscribers were using our GSM/GPRS/EDGE network.
      Locally Focused Management. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. This enables us to tailor our marketing and customer service functions to the local market population. We distribute our products primarily through retail outlets, a direct sales force, independent dealers and third party resellers, all of which foster a strong community presence for our products and operations.
      Strategic Roaming Relationships. We have developed a strategic relationship with Cingular Wireless, which operates wireless systems in urban and suburban areas near our wireless systems. Our roaming agreement with Cingular Wireless allows our subscribers and the subscribers of Cingular Wireless to roam on each other’s networks at favorable rates. Our roaming agreement with Cingular Wireless designates us as the preferred provider of roaming service in substantially all of our markets where Cingular Wireless and its affiliates do not have a network, and, under certain circumstances, provides that we are the exclusive provider of such services in our markets. We believe our roaming relationships increase our roaming revenue and allow us to offer our subscribers attractive rate plans that include the footprints of Cingular Wireless and our other roaming partners as “home” territories.

      Offer an Advanced Digital Technology. We have deployed GSM/GPRS/EDGE technology over our entire network. GSM/GPRS/EDGE technology is the digital technology being used by our primary roaming partner, Cingular Wireless, and enables us to provide faster data services and provide our customers with smaller, more functional handsets. We expect that the GSM/GPRS/EDGE technology will enhance our service offerings and allow us to increase the retention of our subscriber base. In addition, we will continue to have the ability to provide roaming service for Cingular Wireless as it continues to convert its subscriber base to service plans utilizing GSM/GPRS/EDGE technology.
      Targeted Sales Efforts. We seek to attract subscribers who will generate high monthly revenue and low churn rates. We believe that our extensive network of local distribution channels and our focus on customer service promote loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors in areas where locating a direct retail store might not be cost-effective.
      Introduce Enhanced Products and Services. We will continue to evaluate deployment of new and enhanced products and services on an ongoing basis to provide our customers with access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and Internet access, including BlackBerry® handheld devices, which we launched in late 2004 and are now available in all of our markets.
      Superior Customer Service. We support customer service through retail stores, our direct sales force and specialized customer service centers that offer 24-hour services seven days a week, as well as web self-care available through our website at www.dobson.net. The information on our website shall not be deemed to be part of this prospectus.
Recent Developments
      On October 4, 2006, we announced preliminary results for our third quarter ended September 30, 2006. We announced that we added approximately 23,500 net subscribers in the third quarter of 2006, which included 11,300 postpaid net additions, 14,500 prepaid net additions, and a reduction of 2,300 reseller subscribers. This was an improvement over the third quarter of 2005, when we reported a total reduction of 24,100 subscribers, which included a loss of 34,500 postpaid subscribers.
      We also reported that in the third quarter of 2006, we had approximately 139,500 gross subscriber additions, an increase of 6.2 percent over the 131,400 gross additions reported for the third quarter of 2005. Postpaid gross additions for the third quarter were approximately 92,100, an increase of 8.6 percent over postpaid gross additions of 84,800 for the same quarter in 2005.
      Postpaid customer churn for the third quarter of 2006 was approximately 1.95 percent, compared with 2.82 percent for the third quarter of 2005.
      We also reported that we expect ARPU of approximately $49.10 for the third quarter of 2006, compared with ARPU of $46.77 for the third quarter of 2005.
      We also reported that we expect approximately 845 million roaming minutes of use (MOUs) and average roaming yield of approximately 10.3 cents for the third quarter of 2006. This compares with 669 million roaming MOUs and a roaming yield of 12.0 cents for the third quarter of 2005.
      As of September 30, 2006, approximately 86 percent of our customers were on GSM calling plans, compared with 58 percent at the end of the third quarter of 2005 and 82 percent at June 30, 2006. In terms of just our postpaid subscriber base, 90 percent of our postpaid customers were on GSM calling plans at the end of the third quarter of 2006, compared with 62 percent of postpaid customers at the end of the third quarter of 2005.

Corporate Structure
      The following chart summarizes the corporate structure and principal debt obligations and preferred stock of Dobson Communications and its principal subsidiaries:
      While Dobson Communications and Dobson Operating Co. will guarantee and provide security with respect of the notes, they will not be subject to the covenants in the indenture. American Cellular and DCC PCS, Inc. will not guarantee the notes and will not be subject to the covenants in the indenture.

      Dobson Cellular was incorporated in Oklahoma on May 22, 1990. Our and Dobson Cellular’s principal executive offices are located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our and Dobson Cellular’s telephone number is (405) 529-8500.

Summary of the Exchange Offer
      On May 23, 2006, we completed the private offering of original notes. We entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 240 days of the issuance of the original notes. You are entitled to exchange in the exchange offer your outstanding original notes for new notes which have substantially identical terms. If the exchange offer is not completed by January 18, 2007 or a shelf registration statement is not declared effective, then we will pay additional interest to holders of original notes.
      Below is a summary of the exchange offer.

Securities Offered	Up to $250.0 million aggregate principal amount of 8.375% Series B First Priority Senior Secured Notes due 2011 that have been registered under the Securities Act. The form and terms of these new notes are identical in all material respects to those of the original notes. The new notes, however, will not contain transfer restrictions, registration rights and additional interest applicable to the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of outstanding original notes.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $250.0 million aggregate principal amount of 8.375% Series B First Priority Senior Secured Notes due 2011 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to other issuers in exchange offers like ours, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

• you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of Dobson Cellular.

By signing the letter of transmittal and exchanging your original notes for new notes, as described below, you will be making representations to this effect.

If you are an affiliate of Dobson Cellular, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

(1) you cannot rely on the applicable interpretations of the staff of the SEC; and

(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker or dealer that receives new notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge in a letter of transmittal that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its original notes directly from Dobson Cellular:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991), Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	5:00 p.m., New York City time, on , 2006 unless we extend the expiration date.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the new notes and not on the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “Description of the Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled “Description of the Exchange Offer — Guaranteed Delivery Procedures,” if you hold original notes and want to accept the exchange offer, you must either:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, you must arrange for the Depository Trust Company to give the exchange agent the required information for a book entry transfer.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “Description of the Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have any further registration or exchange rights and your original notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of the new notes could adversely affect the trading market for your original notes.

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of New Notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material Federal Income Tax Consequences	Your exchange of original notes for new notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	BNY Midwest Trust Company is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Absence of Appraisal Rights	As a holder of original notes, you are not entitled to appraisal or dissenters’ rights under Oklahoma law, the indentures governing the original notes or the indentures that will govern the new notes. See “Description of the Exchange Offer — No Appraisal or Dissenters’ Rights.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the New Notes
      The terms of the new notes we are issuing in the exchange offer and the original notes are identical in all material respects, except that:

•	the new notes will have been registered under the Securities Act;

•	the new notes will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the new notes will not contain provisions relating to the payment of additional interest to be made to the holders of the original notes under circumstances related to the timing of the exchange offer.
      The new notes will evidence the same debt as the original notes and will be governed by the same indentures. A brief description of the material terms of the new notes follows:

Issuer	Dobson Cellular Systems, Inc.

Parent	Dobson Communications Corporation

New Notes Offered	$250.0 million aggregate principal amount of 8.375% Series B First Priority Senior Secured Notes due 2011.

Maturity	November 1, 2011.

Interest	Interest on the original notes began accruing on May 23, 2006, the date we issued the original notes. The 2011 Fixed Rate Notes bear interest at a rate equal to 8.375% per year, payable semiannually in cash on May 1 and November 1. The first interest payment date for the new notes will be May 1, 2007.

Optional Redemption	Dobson Cellular may redeem any of the notes beginning on November 1, 2008, at the redemption prices specified in “Description of the New Notes — Optional Redemption.” Prior to November 1, 2008, Dobson Cellular will also have the option to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any additional interest as described in the “Description of the New Notes — Optional Redemption,” plus accrued and unpaid interest.

In addition, on or prior to November 1, 2007, Dobson Cellular may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of sales of certain kinds of its capital stock at 108.375% of their principal amount, plus accrued interest to the redemption date. Dobson Cellular may make such redemption only if, after any such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding.

Change of Control	Upon a change of control triggering event, Dobson Cellular will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued interest.

Collateral	The notes will be secured by a first priority lien on the Primary Collateral and by a second priority lien on the Other Collateral. See “Description of the New Notes — Collateral.”

Guarantees	The notes will be fully and unconditionally guaranteed on a senior basis by us and Dobson Operating Co., and on a senior secured basis by DOC Lease Co. and all future domestic restricted subsidi-

aries of Dobson Cellular. See “Description of the New Notes — Guarantees.”

Ranking	The notes and guarantees will rank:

• equal in right of payment with all of Dobson Cellular’s and all of the guarantors’ existing and future senior obligations;

• senior in right of payment to all of Dobson Cellular’s and the guarantors’ existing and future subordinated indebtedness;

• effectively senior, as to the value of collateral, to all of Dobson Cellular’s and the guarantors’ existing and future unsecured indebtedness; and

• effectively equal with any of Dobson Cellular’s and the guarantors’ obligations that are secured by first priority liens on the Primary Collateral, effectively junior to any of Dobson Cellular’s and the guarantors’ obligations that are secured by first priority liens on the Other Collateral and effectively junior to any of Dobson Cellular’s and the guarantors’ obligations that are secured by a lien on assets that are not part of the collateral securing the notes.

As of June 30, 2006:

• Dobson Communications, excluding American Cellular, had approximately $1.6 billion of total debt, all of which is senior debt, $852.9 million of which would have been secured debt;

• Dobson Cellular had approximately $1.6 billion of total debt, including $767.2 million of notes due to Dobson Communications which are subordinated to the notes. In addition, Dobson Cellular had approximately $75.0 million of secured borrowings available under its senior secured credit facility, subject to compliance with applicable covenants; and

• American Cellular had approximately $915.3 million of total debt, none of which is guaranteed by Dobson Cellular or Dobson Communications.

Certain Covenants	The terms of the notes will limit Dobson Cellular’s ability and the ability of its restricted subsidiaries to:

• incur additional debt;

• pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

• place limitations on distributions from restricted subsidiaries;

• issue or sell capital stock of restricted subsidiaries;

• issue guarantees;

• sell or exchange assets;

• enter into transactions with certain shareholders and affiliates;

• enter into sale-leaseback transactions;

• create liens; and

• effect mergers.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the New Notes — Covenants” in this prospectus.

Trustee	The Bank of Oklahoma, National Association is the trustee for the 8.375% Series B First Priority Senior Secured Notes due 2011.
Risk Factors
      Ownership of the notes is subject to a number of material risks. Prior to deciding whether to exchange your original notes for new notes, you should carefully consider all of the information contained in this prospectus. Certain risks are set forth in detail under “Risk Factors.”

RISK FACTORS
      You should carefully consider the risks and uncertainties described below, together with the other matters described in this prospectus or incorporated by reference, before deciding to exchange your original notes for new notes. The Risk Factors below apply to both the “original notes” and the “new notes.”
Risks Related to the Notes

Our substantial indebtedness and preferred stock and Dobson Cellular’s substantial indebtedness could adversely affect our and Dobson Cellular’s financial health and prevent us or Dobson Cellular from fulfilling our or Dobson Cellular’s obligations under the notes and note guarantees.
      At June 30, 2006, we had approximately $2.5 billion of indebtedness and $135.7 million liquidation preference amount of preferred stock outstanding on a consolidated basis and Dobson Cellular had approximately $1.6 billion of indebtedness, which includes $767.2 million of notes due to Dobson Communications which are subordinated to the notes offered hereby. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us and Dobson Cellular to satisfy our and Dobson Cellular’s obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
      The indenture pursuant to which the notes were issued does not restrict our ability or the ability of our subsidiaries, other than Dobson Cellular and its subsidiaries, to incur additional debt. Dobson Cellular may be able to incur substantial additional indebtedness in the future, including under the terms of the indenture and Dobson Cellular’s senior secured credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our and Dobson Cellular’s indebtedness, payments on our preferred stock and to fund our working capital, capital expenditures and research and development efforts, we and Dobson Cellular will require a significant amount of cash. Our and Dobson Cellular’s ability to generate cash depends on many factors beyond our and Dobson Cellular’s control.
      Our and Dobson Cellular’s ability to make payments on and to refinance our and Dobson Cellular’s indebtedness, including the notes, and preferred stock and to fund working capital, planned capital expenditures, including for network optimization and spectrum procurement, and research and development efforts will depend on our and Dobson Cellular’s ability and the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow from operations, or future borrowings will be available to us under Dobson Cellular’s senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes in this offering, or to fund our other liquidity needs. If we do not generate sufficient funds to service our indebtedness and fund our other liquidity needs, we may not be able to fund our capital expenditures, which could affect the quality of our networks and lead to increased customer churn and affect our roaming relationships. It might also reduce the amount we spend on marketing and subscriber acquisition, which could affect our ability to add new subscribers.

      We may need to refinance all or a portion of our and Dobson Cellular’s indebtedness, including the 2011 Notes and 2012 Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our or Dobson Cellular’s indebtedness, including Dobson Cellular’s senior secured credit facility and the 2011 Notes and 2012 Notes, on commercially reasonable terms or at all, which could cause us or Dobson Cellular to default on our or its debt obligations and impair our or Dobson Cellular’s liquidity. Dobson Cellular is able to borrow up to $75.0 million under its senior secured credit facility, which is expected to mature before the maturity date of the notes.

The restrictive covenants in our debt instruments and Dobson Cellular’s debt instruments may limit our and Dobson Cellular’s operating flexibility. Our and Dobson Cellular’s failure to comply with these covenants could result in defaults under our and Dobson Cellular’s indentures and future debt instruments even though we may be able to meet our debt service obligations.
      The instruments governing our debt instruments and Dobson Cellular’s indebtedness impose significant operating and financial restrictions on us and Dobson Cellular. However, substantially all of the restrictive covenants in the indenture relating to the notes in this offering will not apply to Dobson Communications and its subsidiaries other than Dobson Cellular and its restricted subsidiaries. These restrictions significantly limit, among other things, our and Dobson Cellular’s ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in certain types of mergers or acquisitions. Our and Dobson Cellular’s future debt instruments may have similar or more restrictive covenants. These restrictions could limit our and Dobson Cellular’s ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we and Dobson Cellular are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our and Dobson Cellular’s debt to become immediately due and payable.
      We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. Substantially all of our and Dobson Cellular’s assets are subject to liens in favor of the holders of the notes. This may further limit our and Dobson Cellular’s flexibility in obtaining secured or unsecured financing in the future.

If there is a default, the value of the Collateral may not be sufficient to repay holders of the notes. The Other Collateral securing the 2011 Notes is subject to prior claims by certain creditors, including lenders under Dobson Cellular’s senior secured credit facility.
      The proceeds from the sale or sales of all of the Primary Collateral might not be sufficient to satisfy the amounts outstanding under the senior secured credit facility and the 2011 Notes and any other indebtedness secured by first priority liens. Moreover, the proceeds of the Other Collateral will be used first to satisfy the amounts outstanding under the senior credit facility, including any refinancing or extension thereof, and second to satisfy the claims by holders of 2011 Notes.
      No appraisal of the value of the Collateral has been made in connection with this offering. The actual value of the Collateral securing the notes in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. Regulatory approvals may need to be obtained to exercise remedies with respect to certain of the Collateral. A sale of the Collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amount that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the Collateral is likely to deteriorate during any period of financial distress preceding a sale of the Collateral. By its nature, much of the Collateral will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the

Collateral may not be sufficient to pay our obligations under the notes and the other indebtedness secured by the Collateral. In addition, there can be no assurance that there will be any proceeds remaining from a foreclosure on the Other Collateral following repayment of the indebtedness secured by first priority liens on the Other Collateral, including Dobson Cellular’s senior secured credit facility. In the event that the proceeds from any sale or liquidation of the Collateral received by the trustee are insufficient to pay our and Dobson Cellular’s obligations under the notes, the holders of such notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets.

The lien-ranking agreements in connection with the indenture limit the rights of the Holders of the notes and their control with respect to the Primary Collateral and/or the Other Collateral securing the notes.
      The collateral trustee and the trustee for the 2012 Notes has entered into an intercreditor agreement with the collateral trustee and the trustee under the 2011 Notes and the administrative agent under Dobson Cellular’s senior secured credit facility. This intercreditor agreement provides that the lien on the Primary Collateral granted to the collateral trustee for the benefit of the holders of the 2012 Notes is junior to the lien granted to the holders of the 2011 Notes, the lenders under Dobson Cellular’s senior secured credit facility and any other first lien security interests, and that any proceeds of any enforcement action in respect of the Primary Collateral will first be applied to repay all obligations outstanding under the 2011 Notes, Dobson Cellular’s senior secured credit facility and any other first lien security interests. In addition, the intercreditor agreement provides that the lien on Other Collateral granted to the collateral trustee for the benefit of the holders of the 2011 Notes and the holders of the 2012 Notes is junior to the lien granted to the lenders under Dobson Cellular’s senior secured credit facility and any other first lien security interests. Further, the lien on the Other Collateral for the benefit of the holders of the 2012 Notes is junior to the lien granted for the benefit of the holders of the 2011 Notes and any other security lien interests. In such intercreditor agreement, the collateral trustee has agreed to enter into a similar intercreditor agreement with respect to other creditors with a first priority lien position on the Collateral. Holders of any indebtedness that is incurred in the future and secured by a first, second or third lien and security interest in the Collateral will also be required to become a party to the lien-ranking agreements. Under the lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the Primary Collateral, including the ability to cause the commencement of enforcement proceedings against the Primary Collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under, the collateral documents, will be at the direction of the holders of the 2011 Notes, the lenders under Dobson Cellular’s senior secured credit agreement and holders of any other obligations secured by the first priority liens. As a result, the collateral trustee, on behalf of the holders of the 2012 Notes, will not have the ability to control or direct such actions with respect to the Primary Collateral, even if the rights of the holders of the 2012 Notes are adversely affected. In addition, without the consent of the holders of the 2012 Notes with respect to the Primary Collateral, the first priority secured parties may dispose of, release, foreclose or take other actions with respect to the shared Primary Collateral with which holders of the 2012 Notes may disagree or that may be contrary to the interests of holders of the 2012 Notes. Also, the collateral trustee, on behalf of the holders of the 2011 Notes and the 2012 Notes, will not be able to control or direct such actions in respect of Other Collateral even if the rights of the holders of the 2011 Notes and the 2012 Notes are adversely affected. Moreover, without the consent of the holders of the 2011 Notes and the 2012 Notes, the first priority secured parties in respect of the Other Collateral may dispose of, release, foreclose or take other actions with respect to the Other Collateral with which holders of the 2011 Notes or the 2012 Notes, as applicable, may disagree or that may be contrary to the interests of the holders of the 2011 Notes or the 2012 Notes, as applicable. To the extent shared Collateral is released from first priority liens, the second priority liens securing the 2012 Notes or the 2011 Notes, and the third priority lien securing the 2012 Notes, as applicable, will also automatically be released without consent of the holders of the 2012 Notes or the 2011 Notes, as the case may be.

Bankruptcy laws may limit your ability to realize value from the collateral.
      The right and ability of the collateral trustee or other agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture, the senior secured credit facility or other indebtedness secured by the Collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us before the collateral trustee repossessed and disposed of the Collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when a collateral trustee or other agent could repossess or dispose of the Collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. In addition, the right of a holder of the notes to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the Collateral is at least equal to the amount of collateral that secures the claim.

Any future pledges of collateral may be avoidable.
      Any future pledge of Collateral in favor of the collateral trustee might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.
      We will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The collateral trustee’s ability to exercise remedies is limited.
      Each security agreement provides the collateral trustees on behalf of the holders of the 2011 Notes and 2012 Notes with significant remedies, including foreclosure and sale of all or parts of the Collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.
      Dobson Cellular’s obligations under the 2011 Notes and the obligations of the guarantors under the 2011 Notes are secured by a first priority lien on the Primary Collateral and our and Dobson Cellular’s obligations under the 2012 Notes and the obligations of the guarantors under the 2012 Notes are secured by second priority liens on the Primary Collateral, in each case subject to a prior perfected lien on the Primary Collateral for the benefit of the lenders under Dobson Cellular’s credit facility and certain other permitted liens. In addition, the Other Collateral is subject to a prior second lien for the benefit of the holders of the 2011 Notes. The Collateral includes all of the capital stock in Dobson Operating Co. and Dobson Cellular, and substantially all of Dobson Cellular’s and the subsidiary guarantors’ tangible and intangible personal property, real property and fixtures, whether now owned or, in certain cases, hereafter acquired. Applicable law requires that certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified. There can be no assurance that the trustee or the collateral trustee will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property that constitutes Collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired Collateral. Neither the trustee nor the collateral trustee will monitor the future acquisition of property that constitutes Collateral, or take action to perfect the security interest in such acquired collateral. Although such failure may constitute an event of default in respect of the notes, it will not prevent such failure from resulting in the loss of the security interest in such newly acquired property or the priority of the security interest in such property in favor of the holders of the notes against third parties.
      We may also be unable to perfect the security interest granted to the holders of the notes in certain of the Collateral to the extent perfection cannot be effected through filings under the Uniform Commercial Code. Moreover, the security interests created pursuant to the security documents with respect to deposit accounts and security accounts are perfected, except that, in accordance with the terms of the security documents, up to $10 million of cash, cash equivalents and other marketable securities and investments are allowed not to be subject to perfected security interests created under the security documents. To the extent that a security interest in any item of collateral is unperfected, the notes in a bankruptcy will have no greater rights to such Collateral than our general unsecured creditors.

Each of American Cellular and DCC PCS, Inc. does not guarantee the notes and is not restricted by the indenture governing the notes.
      The notes are obligations of Dobson Cellular, guaranteed on a senior secured basis by Dobson Communications, Dobson Operating Co. and the wholly owned subsidiaries of Dobson Cellular. Each of American Cellular and DCC PCS, Inc. is not restricted by the indenture governing the notes and does not guarantee the notes. In addition, American Cellular is restricted under its debt instruments from making distributions to Dobson Communications. Therefore, cash flows generated by American Cellular are not expected to be available to us to make payments on the notes. American Cellular accounted for approximately 40% of our consolidated revenue for the six months ended June 30, 2006.

Not all of Dobson Cellular’s subsidiaries guarantee the notes.
      Certain of Dobson Cellular’s subsidiaries do not guarantee the notes. Dobson Cellular’s right to receive any assets of its non-guarantor subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if Dobson Cellular were a creditor of one or more of its subsidiaries, its rights as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any debt of our subsidiaries senior to that held by Dobson Cellular. As a result, the notes will be effectively subordinated to all liabilities, including trade payables, of current or future subsidiaries that do not guarantee the notes. As of June 30, 2006, the notes would have been effectively subordinated to $2.0 million of liabilities of Dobson Cellular’s non-guarantor subsidiaries.

Dobson Cellular may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
      Upon a change of control triggering event, Dobson Cellular will be required to offer to repurchase all outstanding 2011 Notes and 2012 Notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that Dobson Cellular will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of the 2011 Notes and 2012 Notes or that restrictions in Dobson Cellular’s senior secured credit facility or any other future indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of Dobson Cellular’s indebtedness, would not constitute a “change of control” under the indentures. See “Description of the New Notes— Repurchase at Option of Holders— Change of Control.”

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.
      If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or guarantees of the notes could be voided, or claims in respect of the notes or guarantees of the notes could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the debt evidence by such notes or subsidiary guarantees:

•	incurred the debt to hinder, delay or defraud any of such guarantor’s present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guaranty; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that debtor or guarantor under the notes or guarantees of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.
      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that after giving effect to this offering, the guarantors will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that guarantor’s other debt.
      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.
      A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

If an active trading market does not develop for these notes, you may not be able to resell them.
      We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in these notes. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for the listing of the notes on any securities exchange.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions; any such disruptions may adversely affect you as holders of the notes.
Risks Related to Our Business and Industry

We have a history of net losses and a history of being highly leveraged. We may incur additional losses in the future and operating results have and could continue to fluctuate significantly on a quarterly and annual basis. Also, we may need to obtain further financing or refinance current debt, which may or may not be available to us on acceptable terms.
      We sustained losses from continuing operations of $16.9 million for the six months ended June 30, 2006, $121.6 million for the year ended December 31, 2005, $52.1 million for the year ended December 31, 2004 and $50.7 million for the year ended December 31, 2003. We may incur additional losses during the next several years while we continue to expend funds to develop our wireless systems and grow our subscriber base.
      In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside of our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless systems, and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability.
      At June 30, 2006, our total indebtedness was $2,497.8 million. We may need additional borrowings to operate our business or we may have to refinance our current indebtedness at their final maturities. We cannot assure you that we will be able to obtain needed financing or refinance current debt, if that were to be needed to maintain our business strategy.

We depend on roaming revenue for a substantial portion of our total revenue. If our long-term roaming agreements are terminated or the terms of such arrangements become less favorable to us, or the amount of roaming traffic under these agreements decrease materially, our business could be harmed.
      Our roaming revenue accounted for approximately 21% of our operating revenue for the six months ended June 30, 2006, 22% of our operating revenue for the year ended December 31, 2005, 20% of our operating revenue for the year ended December 31, 2004 and 27% of our operating revenue for the year ended December 31, 2003. Cingular Wireless accounted for the vast majority of our roaming minutes-of-use and roaming revenue for these periods. On August 12, 2005, we entered into a new roaming agreement with Cingular Wireless. At times, we have experienced, and may in the future experience, declines in our roaming traffic as a result of our roaming partners limiting the ability of their subscribers to roam on our network, particularly in areas where they also provide wireless services. The loss of this roaming traffic could adversely affect our results. With the exception of certain provisions of our operating agreements with Cingular Wireless, generally our roaming agreements do not prohibit our roaming partners from competing directly with us in our markets. Cingular Wireless’ GSM network covers approximately 38% of our covered Pops.
      Cingular Wireless may terminate our preferred roaming provider status if we fail to maintain certain technical and quality standards or if we experience a change in control (as defined in our roaming agreement). Our roaming agreement with Cingular Wireless is scheduled to expire on August 12, 2009 and the noncompetition provisions are scheduled to expire June 30, 2008. Cingular Wireless may terminate the noncompetition provisions of our operating agreements if we (a) fail to timely complete our build-out of our GSM network, (b) fail to meet certain technical and quality standards or (c) otherwise breach our agreements with it. To the extent Cingular Wireless terminates our preferred roaming status, enters into preferred roaming agreements with our competitors or competes against us in our markets, it may materially adversely affect our roaming revenue.
      Our roaming partners may terminate their agreements with us if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years.
      In addition, the loss of subscribers by Cingular Wireless could adversely affect our revenue because their loss of customers means that there may be fewer subscribers to roam on our networks.

We may experience a high rate of customer turnover, which would adversely affect our financial performance.
      Due to significant competition in the industry and general economic conditions, among other things, an increase in our churn rate may occur and our future rate of customer turnover may be higher than our historical rate or projections. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers. Factors that may contribute to higher churn include inability or unwillingness of customers to pay resulting in involuntary deactivations, customer mix and credit class, and, in particular, sub-prime credit class customers, customer credit terms, deposit requirements for sub-prime customers, number of customers receiving services under contracts with terms of a year or greater, attractiveness of competitors’ products, services and pricing, network coverage and performance relative to competitors, customer service, and other competitive factors, including the implementation by the FCC of wireless local number portability, or WLNP.
      WLNP allows customers to keep their wireless phone number when switching to a different service provider. We implemented WLNP in all of our markets by the FCC deadline date of May 2004, but portability problems resulting from other carriers’ actions may nevertheless adversely affect us and/or our customers or prospective customers. Our customer churn increased during 2004 and 2005, which we believe is due in part to the impact of WLNP. WLNP may adversely affect our churn rate in the future and may also increase price competition. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.
      The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

We depend on roaming partners to provide service for our subscribers who travel outside of our coverage areas.
      We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We may not be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

ETC revenues are growing considerably as we gain ETC status in more states, however, if rulings were made to change the current calculation or allocation of ETC revenues, it could have an adverse effect on our financial results.
      We have applied for and been granted federal Eligible Telecommunications Carrier, or ETC, designation in certain states in which we provide wireless service to qualifying high cost areas. Success in obtaining and maintaining ETC status has and may continue to make available to us an additional source of revenue that would be used to provide, maintain and improve the service we provide in those high-cost areas. However, if changes to the current calculation or allocation of ETC revenues were to be made, it could have an adverse effect on our revenues and thus, our financial results.

We face intense competition from other wireless providers.
      The wireless telecommunications industry is highly competitive. The viability of our business will depend upon, among other things, our ability to compete with other providers of wireless telecommunications services, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases and may have greater capital resources than we do.
      As the FCC continues to allocate spectrum to new entrants, we will face new competitors for both mobile and fixed telecommunications services. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends. With many of our competitors targeting the same customers, we may not be able to attract and retain customers and grow our customer base.
      In addition, market prices for wireless services have declined over the last several years and may continue to decline in the future due to increased competition. While we try to maintain or grow our ARPU, we cannot assure you that we will be able to do so. We expect significant competition among wireless providers to continue to drive service and equipment prices lower. This may lead to increasing movement of customers between competitors. If market prices continue to decline it could adversely affect our revenue, which would have a material adverse effect on our financial condition and results of operations. The wireless industry is also experiencing significant technological change. Cable companies and other competitive carriers are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in increased competition for telecommunications services for both the wireless and wireline industry. As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

Our implementation of a new technology has resulted in network capacity constraints, heightened customer churn and increased costs.
      Our current networks primarily utilize two distinct digital voice technologies GSM/ GPRS/ EDGE and TDMA. GSM/ GPRS/ EDGE has become the predominant global standard. Beginning in 2004 and continuing through 2005, we deployed GSM/ GPRS/ EDGE technology in all of our networks. However, we have experienced and may continue to experience general periodic technical difficulties and network coverage issues as we further upgrade and enhance our GSM/ GPRS/ EDGE technology, which may adversely affect the reliability of our network and the quality of our service. In addition, we have expended, and may need to continue to expend additional capital to address these reliability issues, which may include costs associated with engineering, additional equipment and the need for additional spectrum in certain markets. These costs may be significant. As customers migrate from TDMA to GSM/ GPRS/ EDGE service, some have perceived shortcomings in the coverage and quality of GSM/ GPRS/ EDGE service which in some cases has led them to switch from our service to the offerings of a competitor, thereby temporarily increasing our churn rate. Increased churn rates, as described above, may adversely affect our revenues and profitability and may damage our reputation, which could affect our ability to attract new subscribers. In addition, network quality issues could affect our roaming arrangements. We have experienced network capacity constraints relating to the migration of our TDMA customers to GSM/ GPRS/ EDGE and continue to attempt to address these issues. To the extent we are required to spend significant amounts on our network, we will have less money available for marketing and subscriber acquisition activities, which would affect the number of new subscribers.

Our transition from TDMA to next generation technologies could continue to have a negative impact on customer satisfaction and retention and our financial results.
      We have completed overlaying GSM/ GPRS/ EDGE networks on our existing TDMA networks, and our customers using TDMA handsets have been migrating to handsets using the upgraded technology. As these customers continue to migrate and as roaming usage by our roaming partners’ GSM/ GPRS/ EDGE or TDMA customer’s increases, we must allocate spectrum and capacity based on anticipated customer usage of the existing and new technologies. If we do not allocate spectrum and capacity appropriately, our service quality could continue to suffer, and our customer satisfaction and retention could continue to decrease, which could have an adverse effect on our results of operations. In addition, as our current customers continue to migrate from TDMA handsets to GSM/ GPRS/ EDGE handsets, our cost of equipment may increase as a result of increases in handset subsidies that we give to subscribers purchasing new handsets. In addition, transitioning spectrum capacity from TDMA networks to GSM/ GPRS/ EDGE networks also leads to increases in equipment costs. In certain markets, we may need additional spectrum. We cannot assure you that additional spectrum will be available on acceptable terms or that we will have sufficient sources of financing.
      Further, reliance on our customer service functions may increase as we upgrade our wireless systems. Our inability to timely and efficiently meet the demands for these services could continue to lead to customer dissatisfaction and decreased retention. We may also experience increased billing and technical support costs as a result of maintaining both TDMA and upgraded networks in our service areas, which would adversely affect our results of operations.

Our choice for the next generation of technology, EDGE, is a new technology and could quickly become obsolete and/or not commercially accepted, which could result in a delay in offering new services.
      New high-speed wireless services are now being offered by wireless carriers in the United States. These services combine the attributes of faster speed, greater data capability, better portability and greater functionality than services provided over existing second-generation networks. We have chosen the EDGE technology to enhance the performance of our network to accommodate these new services. Cingular Wireless also has chosen EDGE, but we believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovation. Other technologies could emerge as preferred data networks for some services and, if those technologies are widely accepted, we may miss the opportunity to offer those services because of our technology choice. There is a risk that EDGE could be inadequate or become obsolete. In addition, EDGE could receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

System failures could result in reduced user traffic and reduced revenue and could harm our reputation.
      Our technical infrastructure (including our network infrastructure for mobile telecommunications services and our internal network infrastructure supporting functions such as billing and customer care) is vulnerable to damage or interruption from information and telecommunication technology failures, power loss, floods, windstorms, fires, earthquakes, terrorism, intentional wrongdoing and similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic, higher churn, reduced revenues, and increased costs, and could harm our reputation and have a material adverse effect on our business.

We have committed a substantial amount of capital and will need to continue to provide substantial amounts of capital to continuously upgrade and enhance our wireless voice networks to offer advanced data services, but there can be no assurance that widespread demand for these services will develop.
      While demand for our advanced data services is growing, it is currently a small portion of our revenues. Continued growth in wireless data services is dependent on increased development and availability of popular applications and improved availability of handsets and other wireless devices with features, functionality and pricing desired by customers. If our choice for next generation technology, EDGE, does not have ample applications and devices developed for its use or does not become commercially acceptable, our revenues and competitive position would be materially and adversely affected. We cannot give assurance that there will be significant demand for advanced wireless data services or that data revenues will constitute a significant portion of our total revenues in the near future, nor can we provide assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we may not be able to obtain sufficient quantities of the products and services we require to operate our businesses successfully.
      We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis or favor our competition over us, our subscriber growth and operating results of our operating companies could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including Nortel and Ericsson. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms on a timely basis or at all.

Our operations are subject to governmental regulation that could have an adverse effect on our business.
      The telecommunications industry is subject to federal, state and other regulations that are continually evolving. The FCC and state regulatory agencies continue to issue rules implementing the requirements of the Telecommunications Act of 1996, or the 1996 Act, as well as in furtherance of other regulatory objectives. We are subject to siting regulations which could materially affect our ability to build new cell sites and expand our coverage.

      As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or the assessment of penalties or fines or otherwise have a material adverse effect on our results of operations. Further, federal or state governments could make regulations or take other actions that might have a material adverse effect on our business. The changes could materially and adversely affect our business prospects and operating results.
      In addition, all telecommunications service providers are obligated to contribute to the federal Universal Service Fund in accordance with a formula presently based upon a percentage of interstate revenue. The contribution formula may change in ways that would materially adversely affect us. Universal Service Funds are used, among other things, to provide local telephone service to individuals or families qualifying for federal assistance or households in remote areas. Many states, including those we operate in, are implementing local universal service programs that would require carriers to contribute additional funds.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.
      Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property underlying our tower sites. Compliance with these laws and regulations is a factor in our business. We have incurred and expect to continue to incur expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Based on the environmental site assessments conducted for owned or leased sites, we are not aware of any existing conditions that are likely to result in material costs or liabilities to us. However, there can be no assurance that such conditions do not exist or that all potential instances of soil or groundwater contamination have been identified, even where site assessments have been conducted. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

The loss of any of our licenses could adversely affect our ability to provide wireless service.
      In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Failure to renew a license will result in the loss of a licensee’s right to use the frequencies covered by the expired license. Licensees may renew their licenses for additional ten year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Although to date the FCC has renewed each of our licenses for which a renewal application was required for a new ten-year term, the FCC may deny our license renewal applications for cause after appropriate notice and hearing. Denial of any renewal application could adversely affect our ability to continue to provide service in that license area.

We may not be able to obtain additional spectrum, which may adversely affect our ability to implement our business plan.
      We also may be required to obtain additional spectrum in our service areas to facilitate upgrades of our existing networks. We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in auctions administered by the FCC. We may not be able to acquire any additional spectrum or the additional capital necessary for such acquisition may not be available to us on acceptable terms or at all. If sufficient additional capital is not available to us for any such spectrum acquisition, the amount of funding available to us for our existing business would be reduced. In some of our service areas, additional spectrum may not be available on commercially reasonable terms or at all. The acquisition of additional spectrum also requires approval by the FCC. Failure to obtain additional spectrum may cause delays in our upgrades or result in other network issues, which could have a negative impact on our roaming arrangements.

We depend in large part on the efforts of our key personnel. The loss of our key personnel in a competitive employment environment could affect our growth and future success.
      Our future success depends in large part on the continued employment of our key employees. There is intense competition for qualified personnel in our industry, and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel successfully implementing our business plan. If we lose any of our key employees, our business could be adversely affected.

We may not be able to successfully integrate acquired or exchanged properties, which could have an adverse effect on our financial results.
      We seek to improve our networks and service areas through selective acquisitions of other providers’ properties and other assets, and we may exchange our properties or assets for those properties and assets. We will be required to integrate into our operations any properties we acquire, which may have network technologies, billing systems, customer care systems, and other operational characteristics that differ significantly from those of our networks. If we are unsuccessful in integrating such acquisitions or exchanges, our results of operations may be harmed.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our wireless handsets. In addition, the costs relating to compliance with safety requirements, requirements to provide access to persons with disabilities, and potential litigation could have a material adverse effect on our business, financial condition and results of operations.
      Media reports have suggested and lawsuits have been filed against wireless service providers, including us, and equipment manufacturers alleging that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers. To the extent we are named in any such litigation, we will be forced to defend ourselves. If we do not prevail in such litigation, or are forced to pay damages, we could experience a material adverse effect on our business, financial condition or results of operations. Due to our size, we are unable to influence the design and manufacturing of wireless equipment. Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the FCC requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. The FCC also requires that providers of telecommunications services ensure that the services are accessible to and usable by individuals with disabilities, if readily achievable. Compliance with any new restrictions could materially increase our costs. Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further government regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are controlled by Dobson CC Limited Partnership through its ownership of our Class B common stock.
      As of June 30, 2006, Dobson CC Limited Partnership, or DCCLP, owned shares of our common stock representing approximately 56.6% of the total voting power of our outstanding common stock. Under the federal securities laws, we are deemed to be controlled by Everett R. Dobson and Stephen T. Dobson. DCCLP will be able to control the election of a majority of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transactions involving a sale of us. The interests of DCCLP may conflict with the interests of our other security holders, including holders of the notes. DCCLP may take action it believes will benefit its equity investment in us even though such actions might not be in the best interests of holders of our notes.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the new notes. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth certain historical consolidated financial data for Dobson Communications with respect to the six months ended June 30, 2006 and 2005 and each of the five years in the period ended December 31, 2005. The consolidated financial data as of or for each of the three years in the period ended December 31, 2005 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated financial data for the years ended December 31, 2002 and 2001 have been derived from our audited consolidated financial statements which are not included in this prospectus or incorporated by reference herein. The consolidated financial data for the six months ended June 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The historical consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2006 and with our consolidated financial statements and the related notes incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,

	2006	2005	2005	2004	2003(1)	2002	2001

	(Unaudited)
	($ in thousands)
Statement of Operations Data:
Operating revenue:
Service revenue	$439,355	$422,066	$858,385	$771,610	$505,860	$323,116	$281,505
Roaming revenue	125,823	114,579	258,407	208,154	201,199	176,150	186,678
Equipment and other revenue	34,480	32,779	62,670	43,718	28,695	17,504	19,191

Total operating revenue	599,658	569,424	1,179,462	1,023,482	735,754	516,770	487,374

Operating expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	157,576	141,264	296,594	255,308	173,436	138,240	138,565
Cost of equipment	69,115	64,621	130,111	108,968	56,612	40,331	43,917
Marketing and selling	79,119	69,949	141,253	128,691	79,547	61,581	62,089
General and administrative	94,069	94,119	196,896	179,525	106,108	66,473	60,508
Depreciation and amortization	98,430	101,910	202,395	192,818	119,424	75,181	155,724
Gain on disposition of operating assets	(3,257)	(939)	(3,854)	—	—	—	—

Total operating expenses	495,052	470,924	963,395	865,310	535,127	381,806	460,803

Operating income	104,606	98,500	216,067	158,172	200,627	134,964	26,571
Interest expense	(114,821)	(122,000)	(243,002)	(219,658)	(138,148)	(108,331)	(129,154)
(Loss) gain from extinguishment of debt	(12,717)	—	(21,698)	40,401	(52,277)	2,202	—
(Loss) gain from redemption and repurchases of mandatorily redeemable preferred stock	(1,482)	—	(70,840)	6,478	(26,777)	—	—
Dividends on mandatorily redeemable preferred stock	(709)	(15,927)	(22,552)	(32,075)	(30,568)	—	—
Other income (expense), net	3,535	(22)	4,577	3,121	3,829	(1,636)	11,243
Minority interests in income of subsidiaries	(4,533)	(4,476)	(9,755)	(4,867)	(6,541)	(6,521)	(5,517)
Loss from investment in joint venture	—	—	—	—	—	(184,381)	(69,181)

Loss before income taxes	(26,121)	(43,925)	(147,203)	(48,428)	(49,855)	(163,703)	(166,038)
Income tax benefit (expense)	9,181	10,639	25,593	(3,635)	(845)	52,177	36,644

Loss from continuing operations	(16,940)	(33,286)	(121,610)	(52,063)	(50,700)	(111,526)	(129,394)

Six Months Ended June 30,	Year Ended December 31,

2006	2005	2005	2004	2003(1)	2002	2001

(Unaudited)
($ in thousands)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	—	—	443	11,945	24,454	1,820
Loss from discontinued operations from investment in joint venture	—	—	—	—	—	(327)	(720)
Gain from sale of discontinued operations, net of income taxes	—	—	—	—	14,786	88,315	—
Gain from sale of discontinued operations from investment in joint venture	—	—	—	—	—	6,736	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	—	—	(33,294)	—
Cumulative effect of change in accounting principle from investment in joint venture	—	—	—	—	—	(140,820)	—

Net loss	(16,940)	(33,286)	(121,610)	(51,620)	(23,969)	(166,462)	(128,294)
Dividends on preferred stock	(4,749)	(4,289)	(9,069)	(8,178)	(43,300)	(94,451)	(86,325)
Gain on redemption and repurchase of preferred stock	—	—	—	—	218,310	67,837	—

Net (loss) income applicable to common stockholders	$(21,689)	$(37,575)	$(130,679)	$(59,798)	$151,041	$(193,076)	$(214,619)

Ratio of earnings to fixed charges (2)	—	—	—	—	—	1.2	x	—

		December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

	(Unaudited)
		($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$116,361	$196,450	$139,884	$151,539	$175,003	$119,103
Short-term investments and marketable securities	1,965	—	39,000	56,700	117,050	40,850
Restricted cash and investments	4,397	4,511	10,350	15,515	14,196	—
Property, plant and equipment, net	486,654	483,790	533,744	536,634	251,780	246,505
Intangible assets	2,557,941	2,538,978	2,537,361	2,508,551	1,056,603	1,132,762
Total assets	3,341,765	3,385,755	3,397,752	3,478,940	1,960,487	2,559,155
Total credit facilities and notes payable	2,497,837	2,469,475	2,456,138	2,415,184	1,273,140	1,620,881
Mandatorily redeemable preferred stock	—	32,793	236,094	253,260	558,344	581,943
Other preferred stock	135,695	135,695	122,536	122,536	200,000	200,000
Stockholders’ equity (deficit)	165,057	179,948	55,068	113,545	(343,072)	(157,000)

(1)	Includes the results of American Cellular on a consolidated basis. We acquired 100% of the outstanding stock of American Cellular on August 19, 2003. Prior to that time, we owned 50% of American Cellular and accounted for our interest in American Cellular under the equity method. As a result, American Cellular’s results for periods prior to 2003 are reflected in loss from investment in joint venture.

(2)	For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004, 2003 and 2001, our earnings were insufficient to cover our fixed charges by $26.1 million, $43.9 million, $147.2 million, $48.4 million, $49.9 million and $96.9 million, respectively. We define earnings as net (loss) income before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

DESCRIPTION OF THE EXCHANGE OFFER
      When Dobson Cellular sold the original notes on May 23, 2006, as a condition to the initial sale of the original notes we, Dobson Cellular and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we, Dobson Cellular and the subsidiary guarantors agreed to file a registration statement regarding the exchange of the original notes for new notes that are registered under the Securities Act. We and Dobson Cellular also agreed to cause the registration statement to become effective with the SEC and to conduct the exchange offer after the registration statement is declared effective. We, Dobson Cellular and the subsidiary guarantors will use our reasonable best efforts to keep the registration statement continuously effective during the exchange offer for no more than 30 days following the consummation of the exchange offer unless we receive written notification on or prior to the 30th day following the consummation of the exchange offer by one or more holders of notes that is a broker-dealer that elects to exchange an original note acquired for its own account as a result of market-making activities or other trading activities for new notes and that such holder has received new notes as to which it will be required to deliver a prospectus upon resale. The registration rights agreement provides that we, Dobson Cellular and the subsidiary guarantors will be required to pay additional interest to the holders of the original notes if:

•	the registration statement is not declared effective by the Commission on or prior to December 19, 2006;

•	the exchange offer has not been completed on or prior to January 18, 2007;

•	the shelf registration statement (if obligated to be filed) is not filed with the Commission and declared effective by the Commission on or prior to 90 days after a shelf filing deadline (as defined below); or

•	the registration statement or shelf registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement or shelf registration statement filed and declared effective.
      Additional interest will be paid for the period of occurrence of any default (but only with respect to one default at any particular time) until the time that no default is in effect, at an amount per annum equal to $0.05 per week per $1,000 principal amount of original notes held during the first 90-day period following the occurrence of such default which rate shall increase by an additional $0.05 per week per $1,000 principal amount of original notes with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum amount of additional interest for all registration defaults of $0.50 per week per $1,000 principal amount of original notes. Additional interest shall be paid on interest payment dates to the holders of record for the payment of interest.
Shelf Registration
      In the registration rights agreement, we, Dobson Cellular and the subsidiary guarantors agreed to file a shelf registration statement if:

i. because of any change in law or applicable interpretations thereof by the Commission’s staff, either we, Dobson Cellular or the subsidiary guarantors determine upon advice of outside counsel that the exchange offer is not permitted to be effected as contemplated by the registration rights agreement;

ii. Dobson Cellular and the subsidiary guarantors are not required to file the registration statement for any reason other than those specified in clause (i) above;

iii. for any reason, the exchange offer is not consummated on or prior to January 18, 2007;

iv. with respect to any holder of original notes, such holder notifies Dobson Cellular in writing following effectiveness of the registration statement and on or prior to the 20th day following consummation of the exchange offer that (A) it is prohibited by applicable law or Commission policy from participating in the exchange offer, or (B) it may not resell the new acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the registration statement is not appropriate or available for such resales by such holder, or (C) it is a holder of notes that is a broker-dealer that elects to exchange an original note acquired for its own account as a result of market-making activities or other trading activities for new notes and holds original notes acquired directly from Dobson Cellular or one of its affiliates (it being understood that, for purposes of this section, (x) the requirement that the initial purchasers or the original notes deliver a prospectus containing the information required by Items 507 and/or 508 of Regulation S-K under the Securities Act in connection with sales of new notes acquired in exchange for such original notes shall result in such new notes being not “freely tradeable” and (y) the requirement that a holder of notes that is a broker-dealer that elects to exchange an original note acquired for its own account as a result of market-making activities or other trading activities for new notes, deliver a prospectus in connection with sales of new notes acquired in the exchange offer in exchange for original notes acquired as a result of market-making activities or other trading activities shall not result in such new notes being not “freely tradeable”), the following provisions shall apply (the date on which any event specified in clauses (i) through (iv) above occurs, the “shelf filing deadline”).

      The summary of the registration rights agreement in this prospectus is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement is filed as an exhibit to our Current Report on Form 8-K filed on May 30, 2006. We intend to satisfy the same obligations under the registration rights agreement with the registration statement.
Terms of the Exchange Offer

Timing of the Exchange Offer
      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we and Dobson Cellular will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2006. However, if we and Dobson Cellular, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.
      As of the date of this prospectus, $250.0 million aggregate principal amount of the original notes are outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about                     , 2006 to all holders of original notes as of                     , 2006. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.”
      We and Dobson Cellular reserve the right to extend the period of time during which the exchange offer is open. We and Dobson Cellular would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us and Dobson Cellular. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
      We and Dobson Cellular reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading “— Conditions to the Exchange Offer.” We and Dobson Cellular will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we and Dobson Cellular materially change the terms of the exchange offer, we and Dobson Cellular will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we and Dobson Cellular will extend the offer so that the noteholders have at least five business days to tender or withdraw. We and Dobson

Cellular will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.
      Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

Form and Terms of the New Notes
      The form and terms of the new notes will be the same as the form and terms of the original notes except that:

•	the new notes may have a different CUSIP number from the original notes;

•	the new notes will be registered under the Securities Act and will not have legends restricting their transfer;

•	the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described below; and

•	holders of new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.
No Appraisal or Dissenters’ Rights.
      In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under Oklahoma corporate law or the indentures governing the original notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to exchange offers.
Procedures for Tendering
      When the holder of original notes tenders, and we and Dobson Cellular accept, original notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to BNY Midwest Trust Company as the exchange agent at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message (as defined below) to the exchange agent at the address listed below under the heading “— Exchange Agent.”
      In addition, either:

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the original notes being tendered into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The Depository Trust Company will be referred to as DTC in this prospectus.
      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment stating the aggregate principal amount of original notes which have been tendered by the tendering holder, that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the tendering holder.

      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal to us.
      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.
      We and Dobson Cellular will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
      We and Dobson Cellular reserve the absolute right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We and Dobson Cellular also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our and Dobson Cellular’s interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. None of we, Dobson Cellular nor the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, Dobson Cellular, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.
      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.
      If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
      By tendering, each holder will represent to us that, among other things,

•	the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.
      If any holder or other person is an “affiliate” of Dobson Cellular, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives new notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.
Acceptance of Original Notes for Exchange; Delivery of New Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we and Dobson Cellular will accept, promptly after the expiration date, all original notes properly tendered. We and Dobson Cellular will issue the new notes promptly after acceptance of the original notes. For purposes of the exchange offer, we and Dobson Cellular will be deemed to have accepted properly tendered original notes for exchange when, as and if we and Dobson Cellular have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.
      For each original note accepted for exchange, the holder will receive an new note having a principal amount equal to that of the surrendered original note. The new notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer, and such holder will be deemed to have waived their rights to receive the accrued interest on the original notes. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstance relating to the timing of the exchange offer.
      In all cases, issuance of new notes for original notes will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of the original notes, into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. The non-exchanged original notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfers
      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing

DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under the heading “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1) stating the name and address of the holder of original notes being tendered and the amount of original notes tendered,

(2) stating that the tender is being made; and

(3) guaranteeing that within three Nasdaq National Market trading days after the expiration date, a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three Nasdaq National Market trading days after the expiration date.
Withdrawal Rights
      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of the original notes;

registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Consequences of Failure to Exchange Original Notes
      Holders who desire to tender their original notes in exchange for new notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor are we or Dobson Cellular under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.
      Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated May 11, 2006, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we or Dobson Cellular will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We and Dobson Cellular do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.
      Upon completion of the exchange offer, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.
      Holders of the new notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Consequences of Exchanging Original Notes
      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

a. such new notes are acquired in the ordinary course of such holder’s business; and

b. such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes.
      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.
      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

a. it is not an affiliate of Dobson Cellular;

b. it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of new notes; and

c. it is acquiring the new notes in the ordinary course of its business.
      Each broker-dealer that receives new notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for a discussion of the exchange offer and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF THE NEW NOTES
      The terms of the new notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. In this “Description of the New Notes,” “Dobson,” “we,” “our” and “us” refer only to Dobson Cellular Systems, Inc. and not to any of its subsidiaries; “Parent” refers to Dobson Communications Corporation; and “DOC” refers to Dobson Operating Co. LLC.
      On November 8, 2004, Dobson issued (i) the 2011 Fixed Rate Notes and the 2011 Floating Rate Notes under an indenture (the “2011 indenture”) dated as of November 8, 2004, among itself. Parent, DOC, the Initial Subsidiary Guarantors and Bank of Oklahoma, as the trustee for the 2011 Notes and (ii) the 2012 Notes under an indenture (the “2012 indenture”), dated as of November 8, 2004, among itself, Parent, DOC, the Initial Subsidiary Guarantors and BNY Midwest Trust Company, as the trustee for the 2012 Notes.
      In June 2006, Dobson completed an offer to purchase and consent solicitation in which it acquired approximately $234.4 million principal amount of the outstanding 2011 Floating Rate Notes. Dobson will redeem the remaining approximate $15.6 million principal amount of the 2011 Floating Rate Notes not purchased in the debt tender offer on November 7, 2006, at a redemption price equal to 102% of the principal amount plus accrued but unpaid interest. The 2011 Floating Rate Notes acquired in such debt tender offer were amended by a supplemental indenture (the “Supplemental Indenture”) so that the interest rate, redemption prices and dates and the other terms of such Notes are substantially identical to those of the existing 2011 Fixed Rate Notes and were renamed the “8 3/8% Series B First Priority Senior Secured Notes due 2011” (such amended notes, the “Series B Fixed Rate Notes”). Therefore, the Series B Fixed Rate Notes and the non-tendered 2011 Floating Rate Notes have different optional redemption provisions. See “— Optional Redemption.” However, because the Series B Fixed Rate Notes were originally issued under the 2011 indenture as 2011 Floating Rate Notes, for purposes of the 2011 indenture, the Series B Fixed Rate Notes will be treated as part of the same series, for purposes of voting or otherwise, as the 2011 Floating Rate Notes that were not tendered and purchased and as a separate series from the 2011 Fixed Rate Notes.
      All references to the “Notes” in this “Description of the Notes” section of this offering memorandum shall mean the Series B Fixed Rate Notes, the 2011 Fixed Rate Notes, the 2011 Floating Rate Notes and/or the 2012 Notes, and all references to the “indentures” shall mean the 2011 indenture, as amended by the Supplemental Indenture, and the 2012 indenture collectively. All references to the “2011 Notes” shall mean the Series B Fixed Rate Notes, the 2011 Fixed Rate Notes and the 2011 Floating Rate Notes collectively. All references to the “trustee” shall mean the trustee under the 2011 indenture (if with respect to the 2011 indenture or the 2011 Fixed Rate Notes, the 2011 Floating Rate Notes or the Series B Fixed Rate Notes, as applicable) or the trustee under the 2012 indenture (if with respect to the 2012 indenture or the 2012 Notes) or to all trustees collectively, as the context suggests. The terms of the Notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the provisions of the indentures we consider material. It does not restate the indenture in its entirety. We urge you to read the indentures because they, and not this description, define your rights as Holders of the Notes. The Security Documents define the terms of the pledge agreements and security agreements that secure the Notes. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”
      Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indentures.
      The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the indentures.

Brief Description of the Series B Fixed Rate Notes and Ranking
      The Series B Fixed Rate Notes:

•	are senior obligations of Dobson;

•	are secured by security interests as described below under “Collateral;”

•	are unconditionally guaranteed on a senior basis by Parent and DOC, and on a senior secured basis by all of Dobson’s current direct and indirect Wholly Owned Subsidiaries and all of Dobson’s future Domestic Restricted Subsidiaries;

•	rank equally in right of payment with all existing and future Pari Passu Indebtedness of Dobson (including the 2012 Notes and any Indebtedness under the Dobson Credit Agreement); and

•	rank senior in right of payment to all existing and future Indebtedness of Dobson that expressly provides for its subordination to the 2011 Notes.
      In the future, subject to the limitations set forth in the indentures, Dobson and the Subsidiary Guarantors may incur additional Indebtedness that may be entitled to the benefits of the First Priority Liens created in the Collateral pursuant to the Security Documents. If such additional First Lien Obligations are incurred, they would be secured equally and ratably with the 2011 Notes or the Subsidiary Guarantees with respect to the 2011 Notes, as the case may be, with respect to the Primary Collateral, and secured on a priority basis ahead of the 2011 Notes or the applicable Subsidiary Guarantees with respect to the 2011 Notes, as the case may be, with respect to the Other Collateral. Such First Lien Obligations would be secured on a priority basis ahead of the 2012 Notes or the Subsidiary Guarantees with respect to the 2012 Notes, as the case may be. In the event that holders of First Lien Obligations exercise their rights with respect to the Collateral, those Holders (including Holders of the 2011 Notes) would be entitled to be repaid in full from the proceeds from the sale of the Collateral before those proceeds would be available for distribution to Holders of the 2012 Notes. In addition, subject to the covenants described in this Description of the Notes, Dobson may issue additional 2011 Notes or 2012 Notes. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the 2012 Notes unless all First Lien Obligations are paid in full. Holders of the Notes will be entitled to be repaid in full from the proceeds from the sale of Collateral before any amounts would be available for distribution to unsecured creditors. Under the indentures, Dobson and its Subsidiaries are be able to incur additional secured debt in the future. The covenants in the indentures do not apply to Parent or DOC except for the covenant described below under “— Consolidation, Merger and Sale of Assets.” See “Risk Factors — Risks Related to the Notes and the Offering — Our substantial indebtedness and preferred stock and Dobson Cellular’s substantial indebtedness could adversely affect our and Dobson Cellular’s financial health and prevent us or Dobson Cellular from fulfilling our or Dobson Cellular’s obligations under the notes and note guarantees.” Pursuant to the indentures for the Notes, Capital Stock in DOC or Dobson may not be subject to Liens to secure any Indebtedness, other than Indebtedness pursuant to the Credit Agreements (including the Dobson Credit Agreement) or the indentures for the Notes.
      The assets of any Subsidiary that does not guarantee the Notes does not constitute Collateral (as defined below) and are subject to the prior claims of all creditors of that Subsidiary, including trade creditors. Under the indentures, Dobson is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Dobson’s Unrestricted Subsidiaries are not subject to the restrictive covenants in the indentures and do not guarantee the Notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before any of their assets would become available to pay creditors of Dobson and its Restricted Subsidiaries (including Holders of the Notes). See “Risk Factors — Risks Related to the Notes — Not all of Dobson Cellular’s subsidiaries will guarantee the notes.” As of the closing date of this prospectus, all Subsidiaries of Dobson will be Restricted Subsidiaries.

Principal, Maturity and Interest
      Dobson will issue up to $250.0 million of Series B Fixed Rate Notes in this exchange offer. The Series B Fixed Rate Notes will mature on November 1, 2011.
      Interest on the new notes will accrue from the most recent date to which interest has been accrued and paid on the original notes and will be payable semi-annually in arrears on May 1 and November 1. Dobson will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Notes
      Dobson may issue additional Notes from time to time under the indentures, which would be secured by First Priority Liens, Second Priority Liens or (with respect to the Other Collateral to secure additional 2012 Notes only) Third Priority Liens. Any offering of additional Notes will be subject to the covenant described below under the caption “— Covenants — Incurrence of Indebtedness” and “— Covenants — Liens.” The Series B Fixed Rate Notes and any additional Series B Fixed Rate Notes subsequently issued under the 2011 indenture will be treated as a single class for all purposes under such indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Dobson will issue Notes in denominations of $1,000 and integral multiples of $1,000.
Guarantees
      Payment of the principal of, premium, if any, and interest on the Notes and all other obligations of Dobson under the indentures and under the Notes are guaranteed, jointly and severally, on a senior basis by Parent and DOC (collectively, the “Parent Guarantee”) and Dobson’s current Wholly Owned Subsidiaries. In addition, each future Domestic Restricted Subsidiary will guarantee the payment of the principal of, premium, if any, and interest on the Notes.
      The obligations of each Subsidiary Guarantor under its Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Guarantor.
      The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (a) any sale, exchange or transfer to any Person (other than an Affiliate of Dobson) of all of the Capital Stock of such Subsidiary Guarantor or (b) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in each case in compliance with the terms of the relevant indenture.
Collateral
      The Notes, Note Guarantees and the Note Obligations are secured by Liens granted to the Collateral Trustee on all of the Capital Stock in DOC and Dobson and substantially all of the tangible and intangible personal property, real property and fixtures of DOC, Dobson and the Subsidiary Guarantors, including Capital Stock of Dobson’s indirect or direct Subsidiaries, whether now owned or hereafter acquired (collectively, the “Collateral”), subject to certain Permitted Liens and except as otherwise provided below. The Current Assets are collectively referred to as the “Other Collateral,” and the Collateral, excluding the Other Collateral, is collectively referred to as the “Primary Collateral.” The Liens securing the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations are secured by First Priority Liens (having equal priority with the Liens securing the Dobson Credit Agreement) on the Primary Collateral, and by Second Priority Liens on the Other Collateral. The Liens securing the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations are secured by Second Priority Liens on the Primary Collateral, and Third Priority Liens on the Other Collateral. See “Risk Factors — Risks Related to the Notes — If there is a default, the value of the collateral may not be sufficient to repay holders of the notes. The Collateral securing the 2012 Notes is subject to prior claims by certain creditors, including lenders under Dobson Cellular’s senior secured credit facility and holders of the 2011 Notes. The Other

Collateral securing the 2011 Notes is subject to prior claims by certain creditors, including lenders under Dobson Cellular’s senior secured credit facility.”
      The Collateral includes, without limitation:

(1) all Pledged Stock and all other Investment Property issued from time to time by DOC and any Subsidiary of DOC now owned by Parent or at any time hereafter acquired by Parent or in which Parent now has or at any time in the future may acquire any right, title or interest, and all Proceeds and products of any and all such Pledged Stock and other Investment Property, all Supporting Obligations in respect of any such Pledged Stock and other Investment Property and all collateral security and Guarantees given by any Person with respect to any such Pledged Stock and other Investment Property;

(2) all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Intellectual Property, Inventory, Investment Property, Letter-of-Credit Rights, Goods and other property not otherwise described in clause (1) or this clause (2), of DOC, Dobson or any Subsidiary Guarantor now owned or at any time hereafter acquired by DOC, Dobson or such Subsidiary Guarantor or in which DOC, Dobson or such Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest;

(3) all other assets or property not listed in the preceding clauses (1) or (2) that comprise the collateral securing the Dobson Credit Agreement from time to time; and

(4) all books and records pertaining to the Collateral, and to the extent not otherwise included, all Proceeds and products of any and all of the foregoing listed in the preceding clause (2) and in this clause (4), all Supporting Obligations in respect of any of the foregoing and all collateral security and Guarantees given by any Person with respect to any of the foregoing listed in the preceding clause (2) and in this clause (4), of Dobson and each Subsidiary Guarantor now owned or at any time hereafter acquired by Dobson or such Subsidiary Guarantor or in which Dobson or such Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest.
      In addition, each Collateral Trustee is named as an additional insured and a loss payee in all of the insurance policies of Dobson and the Guarantors that cover assets that constitute Collateral.
      The Collateral does not include (collectively, the “Excluded Assets”) (a) any Intangible Asset, in each case only to the extent that the grant by Dobson or the relevant Subsidiary Guarantor of a security interest pursuant to the Security Documents in Dobson’s or such Subsidiary Guarantor’s right, title and interest in such Intangible Asset (i) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset, (ii) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder, (iii) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained or (iv) with respect to any FCC License, is prohibited pursuant to the Communications Act or other applicable rules and regulations of the FCC; provided that in any event any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument, indenture or Intangible Asset shall not be Excluded Assets to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) rendered ineffective by Section 9-406 of the New York UCC, (b) any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” and (c) any Existing Tower Assets. Notwithstanding the immediately preceding sentence, if at any time such property or asset ceases to be an Excluded Asset, then the right to receive, and any interest in, all Proceeds of, or monies or other consideration received from or attributable to the sale, transfer, assignment or other disposition of such assets shall not constitute Excluded Assets.
      The Security Documents provide for a grant of a security interest in (1) the Primary Collateral to be granted in favor of (a)the Collateral Trustee for the benefit of the Holders of the 2011 Notes on a first priority basis and (b) the Collateral Trustee for the benefit of the Holders of the 2012 Notes on a second priority basis, and (2) the Other Collateral to be granted in favor of (a) the Collateral Agent for the benefit of the Holders of the 2011 Notes on a second priority basis and (b) the Collateral Agent for the benefit of the Holders of the 2012 Notes on a third priority basis. The security interests in the Primary Collateral with respect to the 2011

Notes secure on a first priority basis, equally and ratably with any other First Lien Obligations (including the Obligations arising under the Dobson Credit Agreement and related documents), the payment and performance when due of the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations under the terms of the 2011 indenture, the 2011 Notes, the Note Guarantees in respect thereof and the Security Documents. The security interests in the Other Collateral with respect to the 2011 Notes secure on a second priority basis, junior to the First Lien Obligations, the payment and performance when due of the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations under the terms of the 2011 indenture, the 2011 Notes, the Note Guarantees and the Security Documents. The security interests in the Primary Collateral with respect to the 2012 Notes secure on a second priority basis, junior to the First Lien Obligations, the payment and performance when due of the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations under the terms of the 2012 indenture, the 2012 Notes, the Note Guarantees and the Security Documents. The security interests in the Other Collateral with respect to the 2012 Notes secure on a third priority basis, junior to the First Lien Obligations and the Second Lien Obligations, the payment and performance when due of the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations under the terms of the 2012 indenture, the 2012 Notes, the Note Guarantees and the Security Documents.
      Parent will, and will cause each of DOC and the Subsidiary Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Holders of the Notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indentures, the Intercreditor Agreement and the Security Documents.
      The Liens in favor of a Collateral Trustee under the Security Documents will be released in whole:

(1) upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, and Additional Interest, if any, on all applicable outstanding Notes and payment in full of all other Note Obligations with respect to all such Notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid; or

(2) upon a defeasance of the applicable Notes or a discharge of the applicable indenture in accordance with the provisions described below under the caption “— Defeasance and Discharge.”
      The Liens in favor of each Collateral Trustee under the Security Documents will be released with respect to any asset constituting Collateral (other than Capital Stock of DOC or Dobson), if:

(1) the asset has been sold or otherwise disposed of by Dobson or a Subsidiary Guarantor to a Person other than Dobson or a Restricted Subsidiary in a transaction permitted by and in accordance with the indentures and any outstanding Credit Agreement (including the Dobson Credit Agreement), at the time of such sale or disposition; or

(2) the asset is owned or has been acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with the terms of the indentures (including by virtue of a Subsidiary Guarantor becoming an Unrestricted Subsidiary) and such lien shall be released by the terms of any outstanding Credit Agreement (including the Dobson Credit Agreement); or

(3) the Collateral Trustee or the Credit Agreement Agent, in accordance with the provisions set forth in the Intercreditor Agreement, exercises any remedies in respect to such asset, including any sale or other disposition thereof.
      Dobson, subject to compliance by Dobson and its Restricted Subsidiaries with the “— Incurrence of Indebtedness” covenant and the “— Liens” covenant, has the ability to issue additional 2011 Notes or 2012 Notes having identical terms and conditions to such Notes.
Additional Collateral; Acquisition of Assets or Property
      Concurrently with the acquisition (including, without limitation, through the designation, acquisition or creation of a new Restricted Subsidiary) by DOC, Dobson or any Subsidiary Guarantor of any Property

comprising the Collateral hereafter acquired by DOC, Dobson or any Subsidiary Guarantor, DOC or Dobson shall, or shall cause such Subsidiary Guarantor, as the case may be, to, as promptly as practicable, subject to obtaining the consents contemplated by the next succeeding paragraph:

(1) execute and deliver to the relevant Collateral Trustee, such Security Documents and take such other actions as shall be necessary to create, perfect and protect a Lien in favor of such Collateral Trustee on such assets or property (to the extent permitted by applicable law, in the case of FCC Licenses, and to the extent otherwise required to be perfected in accordance with the terms of the Security Documents);

(2) with respect to any fee interest in any tract (or series of tracts at the same location) of real property having a Fair Market Value (together with improvements thereof) of at least $3.0 million acquired by DOC, Dobson or any Subsidiary Guarantor, promptly (a) execute and deliver a Mortgage in favor of each Collateral Trustee, creating a first priority security interest for the benefit of the Holders of the 2011 Notes and a second priority security interest for the benefit of the Holders of the 2012 Notes, covering such real property, and (b) deliver to each Collateral Trustee title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property, with local fixture filings being made in respect of fixtures associated with such real property; and

(3) promptly deliver to each Collateral Trustee such opinions of counsel, if any, as such Collateral Trustee may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).
      Also, if the granting or perfection of a security interest in such property (other than with respect to the FCC Licenses and Authorizations) requires the consent or agreement of a third party, Dobson will use commercially reasonable efforts to obtain such consent as promptly as practicable with respect to the Lien for the benefit of the relevant Collateral Trustee.
Perfection and Non-Perfection of Security in Collateral
      The security interests created by the Security Documents with respect to deposit accounts and security accounts have been perfected, except that, in accordance with the Security Documents, up to $10.0 million of cash, Cash Equivalents and other marketable securities and investments are allowed not to be subject to security interests created under the Security Documents. In addition, the Notes do not have a perfected security interest in fixtures and certain other personal property to the extent perfection cannot be effected through filings under the Uniform Commercial Code. To the extent that the security interests created by the Security Documents with respect to any Collateral are not perfected, the Collateral Trustee’s rights are equal to the rights of the general unsecured creditors of Dobson and the Guarantors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Trustee’s security interest is unperfected, would take priority over the Collateral Trustee’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Trustee’s security interest is unperfected will be available upon the occurrence of an event of default or a default under the other secured obligations to satisfy the obligations under the Notes. In addition, certain assets may be subject to existing Permitted Liens that would take priority over any liens granted in such assets under the Security Documents.
Intercreditor Agreement
      Dobson, the Guarantors, the Credit Agreement Agent, each Collateral Trustee, the trustee for the 2011 Notes and the trustee for the 2012 Notes have entered into an Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement,

(1) the 2011 Notes trustee agreed, on behalf of the Holders of the 2011 Notes, that the security interests in the Other Collateral created pursuant to the Security Documents, insofar as securing the 2011 Notes, the Note Guarantees in respect of the 2011 Notes and the 2011 Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Security Documents, insofar as securing the First Lien Obligations (including the Dobson Credit Agreement), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations are subordinated, voided, avoided, invalidated or lapsed. The Holders of the 2011 Notes and the 2011 Notes trustee agreed (among other things) not to contest the security interests securing any First Lien Obligations in respect of the Other Collateral. All proceeds of Other Collateral received by the Collateral Trustee resulting from the sale, collection or other disposition of Other Collateral at any time during a First Lien Obligation Period will be required to be applied to the First Lien Obligations until such Obligations are paid in full. At any other time, the Collateral Trustee will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Other Collateral received by it under the Security Documents ratably to the 2011 Notes trustee for the ratable benefit of the Holders of the 2011 Notes (and to the representative of the holders of any other Indebtedness permitted to be incurred under the Indentures and secured on a pari passu basis with the 2011 Notes in respect of such Other Collateral),

(2) the 2012 Notes trustee agreed, on behalf of the Holders of the 2012 Notes, that the security interests in the Primary Collateral created pursuant to the Security Documents, insofar as securing the 2012 Notes, the Note Guarantees in respect of the 2012 Notes and the 2012 Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Security Documents, insofar as securing the First Lien Obligations (including the Dobson Credit Agreement, and the 2011 Notes, the Note Guarantees in respect of the 2011 Notes and the 2011 Note Obligations), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations in the Primary Collateral are subordinated, voided, avoided, invalidated or lapsed. The Holders of the 2012 Notes and the 2012 Notes trustee agreed (among other things) not to contest the security interests securing any First Lien Obligations in respect of the Primary Collateral. All proceeds of the Primary Collateral received by the Collateral Trustee or the 2012 Notes Trustee resulting from the sale, collection or other disposition of the Primary Collateral at any time during a First Lien Obligation Period will be required to be applied to the First Lien Obligations until such Obligations are paid in full. At any other time, the Collateral Trustee will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Primary Collateral received by it under the Security Documents ratably to the 2012 Notes trustee for the ratable benefit of the Holders of the 2012 Notes (and to the representative of the holders of any other Indebtedness permitted to be incurred under the indentures and secured on a pari passu basis with the 2012 Notes in respect of such Primary Collateral), and

(3) the 2012 Notes trustee agreed, on behalf of the Holders of the 2012 Notes, that the security interests in the Other Collateral created pursuant to the Security Documents, insofar as securing the 2012 Notes, the Note Guarantees in respect of the 2012 Notes and the 2012 Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Security Documents, insofar as securing the First Lien Obligations (including Dobson Credit Agreement) and the Second Lien Obligations (including the 2011 Notes, the Note Guarantees in respect of the 2011 Notes and the 2011 Note Obligations), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations and the Second Lien Obligations in respect of the Other Collateral are subordinated, voided, avoided, invalidated or lapsed. The Holders of the 2012 Notes and the 2012 Notes trustee agreed (among other things) not to contest the security interests securing any First Lien Obligations or Second Lien Obligations in the Other Collateral. All proceeds of the Other Collateral received by the Collateral Trustee or the 2012 Notes Trustee resulting from the sale, collection or other disposition of the Other Collateral at any time during a First Lien Obligation Period or a Second Lien Obligation Period, as the case may be, will be required to be applied first to the First Lien Obligations and then to the Second Lien Obligations until such Obligations are paid in full. At any other time, the Collateral Trustee will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Other Collateral received by it under the Security Documents to the 2012 Notes trustee for the ratable benefit of the Holders of the 2012 Notes (and to the representative of the holders of any other Indebtedness permitted to be incurred under the indentures and secured on a pari passu basis with the 2012 Notes in respect of such Other Collateral).

      In the event that Dobson and the Guarantors designate any additional First Lien Obligations, Second Lien Obligations or Third Lien Obligations, holders of such Obligations (or a trustee or agent on their behalf) will become a party to the Intercreditor Agreement and shall be entitled to the benefits of the Intercreditor Agreement and the First Priority Liens, the Second Priority Liens or the Third Priority Liens, as the case may be, created under the Security Documents in favor of the Collateral Trustee. The Intercreditor Agreement provides that, (i) as among the holders of the First Lien Obligations, any instructions to be given to the First Lien Collateral Representative by such holders shall be given by the holders of First Lien Obligations holding a majority of the aggregate principal amount outstanding under the First Lien Obligations, voting as a single class, (ii) as among the holders of the Second Lien Obligations, any instructions to be given to the Second Lien Collateral Representative by such holders shall be given by the holders of Second Lien Obligations holding a majority of the aggregate principal amount outstanding under the Second Lien Obligations and (iii) as among the holders of the Third Lien Obligations, any instructions to be given to the Third Lien Collateral Representative by such holders shall be given by the holders of Third Lien Obligations holding a majority of the aggregate principal amount outstanding under the Third Lien Obligations.
      Pursuant to the terms of the Intercreditor Agreement, during a First Lien Obligation Period, the holders of the First Lien Obligations will have the exclusive right to determine the circumstances, order, time and method by which all Liens on the Collateral will be enforced. The 2011 Notes trustee will not be permitted to enforce the Second Priority Liens in respect of the Other Collateral during a First Lien Obligation Period even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the 2011 Notes have been accelerated. As a result, during a First Lien Obligation Period, none of the 2011 Notes trustee nor the Holders of the 2011 Notes will be able to force a sale of the Other Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations. Further, the 2011 Notes trustee and the Holders of the 2011 Notes will be prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations in respect of the Other Collateral. Notwithstanding the foregoing and for so long as the Other Collateral shall secure any First Lien Obligations, to the extent the First Lien Collateral Representative shall fail to enforce any First Priority Liens in respect of such Other Collateral for a period of 180 days after delivery of notice by the Second Lien Collateral Representative to the First Lien Collateral Representative of the Second Lien Collateral Representative’s intention to exercise remedies against such Other Collateral, the Second Lien Collateral Representative shall have the right to enforce such First Priority Liens, provided that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Representative exercise or continue to exercise any rights or remedies or take such other actions with respect to the Other Collateral if, notwithstanding the expiration of such 180-day period, the First Lien Collateral Representative shall have commenced and be diligently pursuing the exercise of any rights or remedies with respect to the Other Collateral.
      In addition, the 2012 Notes trustee will not be permitted to enforce the Second Priority Liens in respect of the Primary Collateral during a First Lien Obligation Period even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the 2012 Notes have been accelerated. As a result, during a First Lien Obligation Period, none of the 2012 Notes trustee nor the Holders of the 2012 Notes will be able to force a sale of the Primary Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations. In addition, the 2012 Notes trustee and the Holders of the 2012 Notes will be prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations in respect of the Primary Collateral. Notwithstanding the foregoing and for so long as the Primary Collateral shall secure any First Lien Obligations, to the extent the First Lien Collateral Representative shall fail to enforce any First Priority Liens in respect of such Primary Collateral for a period of 180 days after delivery of notice by the Second Lien Collateral Representative to the First Lien Collateral Representative of the Second Lien Collateral Representative’s intention to exercise remedies against such Primary Collateral and to the extent the First Lien Obligations shall not exceed $100 million but in any event not during the First Lien Obligation Period with respect to the Dobson Credit Agreement, the Second Lien Collateral Representative shall have the right to enforce such First Priority Liens, provided that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Representative exercise or continue to exercise any rights or remedies or take such other actions with respect to the Primary Collateral if, notwithstanding the expiration of such 180-day period, the First Lien Collateral Representative shall have commenced and be diligently pursuing the exercise of any rights or remedies with respect to the Primary Collateral.
      Further, the 2012 Notes trustee will not be permitted to enforce the Third Priority Liens in respect of the Other Collateral during a First Lien Obligation Period or a Second Lien Obligation Period, as the case may be, even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the 2012 Notes have been accelerated. As a result, during a First Lien Obligation Period or a Second Lien Obligation Period, as the case may be, none of the 2012 Notes trustee nor the Holders of the 2012 Notes will be able to force a sale of the Other Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations and/or the Second Lien Obligations, as applicable. In addition, the 2012 Notes trustee and the Holders of the 2012 Notes will be prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations and/or the Second Lien Obligations, as the case may be, in respect of the Other Collateral.
      The holders of First Lien Obligations may take actions with respect to the Primary Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the 2012 Notes or the 2012 Notes trustee and modify the Security Documents without the consent of the Holders of the 2012 Notes or the 2012 Notes trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not violate the provisions of the 2012 indenture. In addition, the holders of First Lien Obligations may take actions with respect to the Other Collateral (including the release of the Other Collateral and the manner of realization) without the consent of the Holders of the 2011 Notes or the 2011 Notes trustee and modify the Security Documents without the consent of the Holders of the 2011 Notes or the 2011 Notes trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not violate the provisions of the 2011 indenture. Further, the holders of First Lien Obligations and/or the Second Lien Obligations, as the case may be, may take actions with respect to the Other Collateral (including the release of the Other Collateral and the manner of realization) without the consent of the Holders of the 2012 Notes or the 2012 Notes trustee and modify the Security Documents without the consent of the Holders of the 2012 Notes or the 2012 Notes trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not violate the provisions of the 2012 indenture. See “Risk Factors—Risks Related to the Notes — The lien-ranking agreements in connection with the indentures will limit the rights of Holders of the Notes and their control with respect to the Primary Collateral and/or the Other Collateral securing the notes.”
      The Intercreditor Agreement also prohibits Parent, DOC and Dobson and the Subsidiary Guarantors from:

(1) in respect of the Other Collateral, granting Liens in favor of the 2011 Notes, the Note Guarantees in respect of the 2011 Notes or the 2011 Note Obligations except in favor of the Collateral Trustee pursuant to the Security Documents. In addition, during any First Lien Obligation Period, neither the 2011 Notes trustee nor the Holders of the 2011 Notes will have any right to approve any amendment, waiver or consent under any Security Documents in respect of the Other Collateral (other than the release of Other Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions),

(2) in respect of the Primary Collateral, granting Liens in favor of the 2012 Notes, the Note Guarantees in respect of the 2012 Notes or the 2012 Note Obligations except in favor of the Collateral Trustee pursuant to the Security Documents. In addition, during any First Lien Obligation Period, neither the 2012 Notes trustee nor the Holders of the 2012 Notes will have any right to approve any amendment, waiver or consent under any Security Documents in respect of the Primary Collateral (other than the release of Primary Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions), and

(3) in respect of the Other Collateral, granting Liens in favor of the 2012 Notes, the Note Guarantees in respect of the 2012 Notes or the 2012 Note Obligations except in favor of the Collateral Trustee pursuant to the Security Documents. In addition, during any First Lien Obligation Period and/or the Second Lien Obligation Period, as the case may be, neither the 2012 Notes trustee nor the Holders of the 2012 Notes will have any right to approve any amendment, waiver or consent under any Security Documents in respect of the Other Collateral (other than the release of Other Collateral that would have the effect of removing assets subject to the Third Priority Lien without concurrently releasing the First Priority Lien and/or the Second Priority Lien, as applicable, on such assets, in each case, subject to certain exceptions).
      During the pendency of a bankruptcy case:

(1) during any First Lien Obligation Period, the Intercreditor Agreement prohibits the 2011 Notes trustee and the Holders of the 2011 Notes from filing any pleadings or motions in such case in respect of the Other Collateral (including not objecting to any adequate protection in favor of the holders of the First Lien Obligations in respect of the Other Collateral and not seeking or receiving such adequate protection to the extent that adequate protection is not also received by the holders of the First Lien Obligations in respect thereof, it being understood that to the extent the holders of the First Lien Obligations in respect of the Other Collateral shall be permitted to receive adequate protection in the form of the payment of interest, fees or other amounts, such benefit shall also be permitted to accrue to the 2011 Notes trustee and the Holders of the 2011 Notes), taking any position at any hearing in respect of the Other Collateral, seeking relief from the automatic stay in respect of the Other Collateral or otherwise taking any action in respect of the Other Collateral, other than to file proofs of claim (and to secure adequate protection in the circumstances set forth above). During the pendency of a bankruptcy case during any First Lien Obligation Period, and in respect of the Other Collateral, the Intercreditor Agreement also prohibits the 2011 Notes trustee and the Holders of the 2011 Notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations, including any provisions contained in such debtor-in-possession financing that provide Liens that are prior to the Second Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as the foregoing is consented to by the requisite holders of the First Lien Obligations. Further, during the pendency of a bankruptcy case, and in respect of the Other Collateral, during any First Lien Obligation Period, the Intercreditor Agreement also prohibits the 2011 Notes trustee and the Holders of the 2011 Notes from objecting to any request by the holders of the First Lien Obligations for adequate protection, or to the release of Other Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances,

(2) during any First Lien Obligation Period, the Intercreditor Agreement prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from filing any pleadings or motions in such case in respect of the Primary Collateral (including not objecting to any adequate protection in favor of the holders of the First Lien Obligations in respect of the Primary Collateral and not seeking or receiving such adequate protection to the extent such adequate protection is not also received by the holders of the First Lien Obligations in respect thereof, it being understood that adequate protection for the Holders of the 2012 Notes shall not consist of the payment of interest, fees or other amounts), taking any position at any hearing in respect of the Primary Collateral, seeking relief from the automatic stay in respect of the Primary Collateral or otherwise taking any action in respect of the Primary Collateral, other than to file proofs of claim (and to seek adequate protection in the circumstances set forth above). During the pendency of a bankruptcy case during any First Lien Obligation Period, and in respect of the Primary Collateral, the Intercreditor Agreement also prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations, including any provisions contained in such debtor-in-possession financing that provide Liens that are prior to the Second Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as the foregoing is consented to by the requisite holders of the First Lien Obligations. Further, during the pendency of a bankruptcy case, and in respect of the Primary Collateral, during any First Lien Obligations Period, the Intercreditor Agreement also prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from objecting to any request by the holders of the First Lien Obligations for adequate protection, or to the release of Primary Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances, and

(3) during any First Lien Obligation Period and/or Second Lien Obligation Period, as the case may be, the Intercreditor Agreement prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from filing any pleadings or motions in respect of the Other Collateral, taking any position at any hearing in respect of the Other Collateral (including not objecting to any adequate protection in favor of the holders of the First Lien Obligations in respect of the Other Collateral and not seeking or receiving such adequate protection to the extent that adequate protection is not also received by the holders of the First Lien Obligations in respect thereof, it being understood that adequate protection for the Holders of the 2012 Notes shall not consist of the payment of interest, fees or other amounts), seeking relief from the automatic stay in respect of the Other Collateral or otherwise taking any action in respect of the Other Collateral, other than to file proofs of claim (and to seek adequate protection in the circumstances set forth above). During the pendency of a bankruptcy case during any First Lien Obligation Period and/or Second Lien Obligation Period, as the case may be, and in respect of the Other Collateral, the Intercreditor Agreement also prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations or the Second Lien Obligations, as applicable, including any provisions contained in such debtor-in-possession financing that provide Liens that are prior to the Third Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as the foregoing is consented to by the requisite holders of the First Lien Obligations. Further, during the pendency of a bankruptcy case, and in respect of the Other Collateral, during any First Lien Obligation Period and/or Second Lien Obligation Period, as the case may be, the Intercreditor Agreement also prohibits the 2012 Notes trustee and the Holders of the 2012 Notes from objecting to any request by the holders of the First Lien Obligations or the Second Lien Obligations, as applicable, for adequate protection, or to the release of Other Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and/or the Second Lien Obligations, as applicable, and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances.

Bankruptcy Limitations
      In addition to the limitations described above under “—Intercreditor Agreement,” you should be aware that the right and ability of the Collateral Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the “Bankruptcy Code”) if a bankruptcy proceeding were to be commenced by or against Dobson or a Guarantor prior to the Collateral Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Trustee may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the Collateral Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the Notes will only have limited consent rights with respect to the use of those funds by Parent, DOC, Dobson or any of its Subsidiaries during the pendency of the proceeding if the court finds that the Holders are receiving adequate protection. In view of these considerations, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. Further, the Holders of the Notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security.
Methods of Receiving Payments on the Notes
      If a Holder has given wire transfer instructions to Dobson, Dobson will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Dobson elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The trustee under each of the indentures will initially act as paying agent and registrar. Dobson may change the paying agent or registrar without prior notice to the Holders of the Notes, and Dobson or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Dobson is not required to transfer or exchange any Note selected for redemption. Also, Dobson is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Optional Redemption
      We may redeem the Series B Fixed Rate Notes at any time and from time to time on or after November 1, 2008, at our option, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Series B Fixed Rate Notes redeemed to the applicable redemption date, if redeemed during the 12-month period beginning November 1 of each of the years set forth below:

Year	Percentage

2008	104.188%
2009	102.094%
2010 and thereafter	100.000%
      In addition, at any time and from time to time on or prior to November 1, 2007, we may redeem up to 35% of the principal amount of the Series B Fixed Rate Notes at a redemption price equal to 108.375% of their principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the Series B Fixed Rate Notes redeemed to the redemption date, with the proceeds of one or more sales of our Capital Stock (other than Disqualified Stock); provided that, in each case, such redemption date occurs within 180 days after consummation of such sale and at least 65% aggregate principal amount of the Series B Fixed Rate Notes offered and sold by Dobson remains outstanding after each such redemption.
      In addition to the foregoing, at any time prior to November 1, 2008, we may also redeem the Series B Fixed Rate Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Series B Fixed Rate Notes).

      Series B Fixed Rate Notes called for redemption become due and payable on the date fixed for redemption. If we timely pay the redemption price, interest will cease to accrue on the Series B Fixed Rate Notes or portions of the Series B Fixed Rate Notes called for redemption on and after the redemption date.
     Partial Redemptions of Notes
      If we elect to redeem less than all of the Notes of a series, the trustee will select the Notes of such series or portions of those Notes of such series for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series we are redeeming are listed or, if the Notes of such series we are redeeming are not listed on a national securities exchange, on a pro rata basis, by lot or by such other customary method as the trustee in its sole discretion deems to be fair and appropriate; provided, however, that in no event will a Note of $1,000 in principal amount be redeemed in part. If any Note of a series is to be redeemed in part only, the notice of redemption relating to that Note of the applicable series will state the portion of the principal amount to be redeemed. A new Note of such series in principal amount equal to the unredeemed portion of that Note will be issued in the name of the registered Holder upon cancellation of the original Note. We will send any notices of redemption by first class mail not less than 30 nor more than 60 days before the redemption date to each Holder of the Notes of the affected series being redeemed at that Holder’s registered address.
Mandatory Redemption
      Except as described below under “— Repurchase at Option of Holders — Change of Control” and “— Repurchase at Option of Holders — Asset Sales,” we are not required to make any mandatory redemption of, sinking fund payments for, or offer to repurchase any Notes.
Repurchase at Option of Holders
     Change of Control
      If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require us to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, to the repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indentures and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such conflict.
      On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

      The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.
      The provisions described above that require us to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the Holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Covenants — Incurrence of Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding under the applicable indenture. Except for the limitations contained in such covenant, however, the indentures will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of certain highly leveraged transactions.
      We cannot assure you that we will have sufficient funds available at the time of any Change of Control Triggering Event to make any payments required by the Notes or other Indebtedness that we have outstanding at the time of the Change of Control Triggering Event, including the repurchase of Notes required by this covenant or the repurchase or repayment of other of our Indebtedness containing similar provisions. Existing and future Indebtedness of our subsidiaries restricts or may restrict our access to the cash flow from our subsidiaries. Any future agreements relating to Indebtedness to which we or any of our Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that a Change of Control Triggering Event occurs at a time when we are prohibited or prevented from repurchasing Notes, we could seek the consent of the applicable lenders to allow such repurchase or could attempt to refinance the financing arrangements that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from repurchasing the Notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default. Our future Indebtedness and that of our subsidiaries may contain prohibitions on the repurchase of the Notes and on the occurrence of certain events that would constitute a Change of Control or may require us to repurchase such Indebtedness upon a Change of Control. Finally, our existing financial resources may limit our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Triggering Event. See “Risk Factors — Risks Related to the Notes — Dobson Cellular may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.” There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales
      Dobson will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by Dobson or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of;

(2) at least 75% of the consideration received consists of cash or Cash Equivalents or Replacement Assets; provided that if such Asset Sale does not involve Collateral, cash shall include the assumption of any liabilities of Dobson or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is subordinated in right of payment to the Notes, in each case other than liabilities owed to Dobson or any Affiliate of Dobson) to the extent Dobson or such Restricted Subsidiary is irrevocably and unconditionally released from such liability; and

(3) if such Asset Sale involves the transfer of Collateral,

(a) such Asset Sale complies with the applicable provisions of the Security Documents, and

(b) to the extent required by the Security Documents, all consideration (including cash and Cash Equivalents) received in such Asset Sale shall be expressly made subject to the Lien under the Security Documents, which Lien shall be (i) in respect of the Primary Collateral, a First Priority Lien with respect to the 2011 Notes and a Second Priority Lien with respect to the 2012 Notes, and (ii) in respect of the Other Collateral, a Second Priority Lien with respect to the 2011 Notes and a Third Priority Lien with respect to the 2012 Notes.
      The Net Cash Proceeds from any Asset Sale may be applied within 12 months after the date of such Asset Sale, in the sole discretion of Dobson:

(1) to purchase Replacement Assets; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, Dobson or the applicable Restricted Subsidiary promptly grants to the Collateral Trustee a security interest in such assets pursuant to the Security Documents; which security interest shall be (i) in respect of the proceeds of Primary Collateral, a First Priority Lien with respect to the 2011 Notes and a Second Priority Lien with respect to the 2012 Notes, and (ii) in respect of the proceeds of Other Collateral, a Second Priority Lien with respect to the 2011 Notes and a Third Priority Lien with respect to the 2012 Notes;

(2) to the extent that such Net Cash Proceeds represent proceeds of the Other Collateral, to the repayment of the Indebtedness under the Dobson Credit Agreement or other First Lien Obligations;

(3) to the extent that such Net Cash Proceeds represent proceeds of the Primary Collateral, to the repayment of the Indebtedness under the Dobson Credit Agreement or other First Lien Obligations (other than the 2011 Notes), on a pro rata basis, but only up to an aggregate principal amount equal to such Net Cash Proceeds to be used to repay Indebtedness pursuant to this clause (3) multiplied by a fraction, the numerator of which is the aggregate principal amount of such Indebtedness to be repaid and the denominator of which is the aggregate principal amount of all First Lien Obligations, based on amounts outstanding on the date of closing of such Asset Sale; provided that Dobson uses the remaining Net Cash Proceeds to be used to repay Indebtedness pursuant to this clause (3) to make an offer to purchase (an “Asset Sale Offer”) from the Holders of 2011 Notes on a pro rata basis, an aggregate principal amount of 2011 Notes equal to such remaining Net Cash Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date; or

(4) to the extent that such Net Cash Proceeds are not from Collateral, to the permanent repayment of unsubordinated Indebtedness of Dobson or any Subsidiary Guarantor, in each case owing to a Person other than Dobson or any Affiliate of Dobson.
      The amount of such Net Cash Proceeds not applied during such 12-month period as set forth in the preceding paragraph shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Asset Sale Offer totals at least $35.0 million, (a) Dobson will commence, not later than the fifteenth business day of such month, and consummate an Asset Sale Offer for an aggregate principal amount of 2011 Notes (and if required by the terms of any Applicable Pari Passu Indebtedness with respect to the 2011 Notes, from the holders of such Applicable Pari Passu Indebtedness) on a pro rata basis, equal to the Excess Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date, and (b) if any such Excess Proceeds remain after such Asset Sale Offer referred to in clause (a) above, Dobson will commence and consummate an Asset Sale Offer for an aggregate principal amount of 2012 Notes (and if required by the terms of any Applicable Pari Passu Indebtedness with respect to the 2012 Notes, from the holders of such Applicable Pari Passu Indebtedness) on a pro rata basis, equal to such remaining Excess Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date.
      If any Excess Proceeds remain after consummation of the Asset Sale Offers required above, Dobson or such Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures and the $35.0 million threshold set forth above shall be reset at zero.
      Dobson will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to an Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions described above, Dobson will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions by virtue thereof.
Covenants
      The indentures will contain, among others, the following covenants:

Incurrence of Indebtedness
      Neither Dobson nor any Restricted Subsidiary may incur any Indebtedness; provided, however, that Dobson and any Subsidiary Guarantor may incur Indebtedness, if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 4.35 to 1.
      In addition to the foregoing, Dobson and any Restricted Subsidiary (except as specified below) may incur the following types of Indebtedness:

(1) additional Indebtedness of Dobson or any Subsidiary Guarantor outstanding under one or more Credit Agreements at any time in an aggregate principal amount not to exceed $125.0 million incurred under this clause (1), less any amount of such Indebtedness permanently repaid as provided under the “Asset Sales” covenant;

(2) Permitted Refinancing Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness incurred under clause (1), (3), (4), (5) or (9) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses);

(3) Indebtedness

(a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

(b) under Currency Agreements and Interest Rate Agreements, but only if such agreements

•	are designed solely to manage foreign currency exchange rate or interest rate risk and

•	do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or

(c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Dobson or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Dobson (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Dobson for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by Dobson or any Restricted Subsidiary in connection with such disposition;

(4) Guarantees of Indebtedness of Dobson by any Subsidiary Guarantor or by Dobson of Indebtedness of any Subsidiary Guarantor so long as such Indebtedness was permitted to be incurred under another provision of this “Incurrence of Indebtedness” covenant and the covenant described under “Issuances of Guarantees by Restricted Subsidiaries;”

(5) intercompany Indebtedness (other than any Guarantee to the extent addressed in clause (4) above) by or among Dobson and a Subsidiary Guarantor; provided, however, that (A) if Dobson or a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations in respect of the Notes and (B)(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dobson or another Subsidiary Guarantor thereof and (2) any sale or other transfer of any such Indebtedness to a Person other than Dobson or another Subsidiary Guarantor thereof shall be deemed, in each case, to constitute an incurrence of Indebtedness by Dobson or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (5);

(6) Indebtedness of Dobson and its Restricted Subsidiaries existing on the Issue Date;

(7) Indebtedness represented by the Notes issued on the Issue Date and any Exchange Notes issued in exchange for such Notes pursuant to the registration rights agreement, and any Subsidiary Guarantee of the foregoing;

(8) Acquired Indebtedness in an aggregate principal amount not to exceed $75.0 million at any time outstanding;

(9) Indebtedness incurred by Dobson or its Subsidiary Guarantors to finance or refinance the cost to acquire cellular properties or related assets by a Restricted Subsidiary after the Issue Date; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $75.0 million;

(10) Indebtedness of Dobson or any Subsidiary Guarantor represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, incurred for the purpose of financing all or part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Dobson or such Subsidiary Guarantor in an aggregate principal amount of such Indebtedness outstanding at any time (together with refinancings thereof) not to exceed $50.0 million; and

(11) Capitalized Lease Obligations incurred in connection with sale and leaseback transactions involving Existing Tower Assets.
      The maximum amount of Indebtedness that Dobson or a Restricted Subsidiary may incur pursuant to this “Incurrence of Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

      For purposes of determining any particular amount of Indebtedness under this “Incurrence of Indebtedness” covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and any Liens granted pursuant to the equal and ratable provisions referred to in the “Liens” covenant described below shall not be treated as Indebtedness.
      For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the types of Indebtedness described in the above clauses or would be entitled to be incurred pursuant to the first paragraph of this covenant or any combination of the foregoing, Dobson, in its sole discretion, shall classify, and from time to time may reclassify (in whole or part), such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness or the payment of dividends on Preferred Stock in the form of additional shares of the same class or series of Preferred Stock will not be deemed an incurrence of Indebtedness for purposes of this covenant.
      None of Dobson, Parent, DOC or any Subsidiary Guarantor will incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the Notes, the Parent Guarantee or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Liens
      Dobson will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables, other than Permitted Liens, upon any of Dobson’s or its Restricted Subsidiaries’ property or assets, now owned or acquired after the Issue Date. Parent shall not allow Capital Stock in DOC or Dobson to be subject to any Liens securing any Indebtedness other than Indebtedness pursuant to the Credit Agreements (including the Dobson Credit Agreement) or the indentures for the Notes.

Restricted Payments
      Dobson and its Restricted Subsidiaries are not permitted to take any of the following actions (each a “Restricted Payment”):

(1) declare or pay any dividend or make any distributions on or with respect to its Capital Stock, other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock) or dividends or distributions payable to Dobson or any Restricted Subsidiary; provided that if any such Restricted Subsidiary is not a Wholly Owned Subsidiary of Dobson, distributions or dividends to the holders of Capital Stock of such Restricted Subsidiary other than Dobson will be permitted only to the extent a pro rata portion of such distributions or dividends (measured by value) is paid to Dobson, directly or through a Restricted Subsidiary,

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of

(x) Dobson or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person, or

(y) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Dobson (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Dobson,

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Dobson that is subordinated to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated to a Note Guarantee, except a payment of interest or principal at Stated Maturity on such Indebtedness (other than interest or principal relating to Indebtedness of Dobson or any Subsidiary Guarantor owing to Parent, DOC or any Subsidiary of Parent other than Dobson and its Restricted Subsidiaries), or

(4) make any Investment, other than a Permitted Investment, in any Person, unless, in each case, at the time of, and after giving effect to, the proposed Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom or shall have occurred and be continuing,

(b) Dobson would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the first paragraph of the “Incurrence of Indebtedness” covenant, and

(c) the aggregate amount of such Restricted Payments and all other Restricted Payments declared or made after the Issue Date (the amount, if other than in cash, to be determined in good faith by our Board of Directors) is less than the sum of:

(1) 100% of Dobson’s Consolidated EBITDA (or, if Dobson’s Consolidated EBITDA is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on July 1, 2004 to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which consolidated financial statements of Dobson or Parent have been filed with the Commission, minus 1.65 times Dobson’s Consolidated Interest Expense for the same period, plus

(2) the aggregate Net Cash Proceeds received by Dobson after the Issue Date as a capital contribution or from issuing or selling its Capital Stock, and options, warrants and other rights to acquire its Capital Stock, to a Person who is not a Restricted Subsidiary of Dobson (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the Holder, or are required to be redeemed, prior to the final Stated Maturity of the Notes), plus

(3) an amount equal to the net reduction in Investments that constitute Restricted Payments resulting from payments of interest, dividends, repayments of loans or advances, returns of capital or other transfers of assets to Dobson or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any Investment (except to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”), not to exceed, in each case, the amount of the relevant Investments so being reduced or sold; plus

(4) $45.0 million.
      Notwithstanding the foregoing, the following actions will not be deemed to violate the limitation on Restricted Payments:

(A) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the preceding paragraph;

(B) the repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of Dobson (or options, warrants or other rights to acquire such Capital Stock) or any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, in each case in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to any Restricted Subsidiary of Dobson) of, shares of Capital Stock (other than Disqualified Stock) of Dobson;

(C) the repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee with the Net Cash Proceeds from an incurrence of Indebtedness that meets the requirements of clause (2) of the second paragraph of the “Incurrence of Indebtedness” covenant;

(D) payments or distributions, to dissenting stockholders in connection with a consolidation, merger or transfer of assets that complies with the provisions described under “Consolidation, Merger and Sale of Assets”;

(E) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of Dobson or Parent to the extent necessary in the good faith judgment of Dobson’s Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Dobson or any Restricted Subsidiary from any governmental agency;

(F) Investments in any Person, including Parent and its Subsidiaries, and dividends to Parent, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) at any time outstanding not to exceed $50.0 million plus, in the case of an Investment in a Person the primary business of which is a Permitted Business, an amount not to exceed the Net Cash Proceeds received by Dobson after the Issue Date from the issuance and sale of its Capital Stock other than Disqualified Stock to a Person that is not a Subsidiary, except to the extent such Net Cash Proceeds are used to make Restricted Payments pursuant to clause (c)(2) of the first paragraph, or clause (B) of this paragraph, of this “Restricted Payments” covenant; or

(G) the payment, directly or through DOC, of dividends or other distributions or payments to Parent to the extent necessary for Parent to make regularly scheduled interest payments on (i) Existing Parent Indebtedness or (ii) any Indebtedness (other than Indebtedness owed to an Affiliate of Parent) incurred to extend, refinance, renew, replace, defease or refund such Indebtedness, provided that the principal amount (or accreted value or liquidation preference, if applicable) of such Indebtedness so incurred did not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends, if applicable, on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(H) the payment, directly or through DOC, of dividends or other distributions to Parent (x) to fund the purchase, redemption, acquisition, cancellation or other retirement of Existing Preferred Stock existing on the Issue Date and/or the Existing Parent Indebtedness outstanding on the Issue Date or any Indebtedness (other than Indebtedness owed to an Affiliate of Parent) incurred to extend, refinance, renew, replace, defease or refund such Indebtedness, provided that the principal amount (or accreted value or liquidation preference, if applicable) of such Indebtedness so incurred did not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends, if applicable, on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) or (y) to pay regularly scheduled dividends on such Existing Preferred Stock which are then accrued and unpaid (to the extent required or elected by the Parent to be paid in cash), provided that (A)(i) at the time of such payment and after giving effect to such dividends and the application of the proceeds thereof, Dobson’s Consolidated Leverage Ratio is less than 3.85 to 1.00 and (ii) the amount of Liquidity immediately before and after giving effect to such Restricted Payment shall not be less than $50.0 million or (B) the Net Cash Proceeds from any sale of Existing Tower Assets are used for such dividends or distributions;

(I) payments, directly or through DOC, to Parent in connection with the Tax Sharing Agreement;

(J) payments, directly or through DOC, to Parent necessary for Parent to pay corporate overhead expenses in the ordinary course of business;

(K) payments by Dobson, directly or through DOC, to Parent not to exceed an amount necessary to permit Parent to (i) make payments in respect of its indemnification obligations owing to directors,

officers or other Persons under Parent’s charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), or (ii) satisfy its obligations, or by Dobson to satisfy its obligations, under any applicable registration rights agreement or (iii) make payments in respect of indemnification obligations of Parent in connection with any issuance of Capital Stock of Parent by Parent; and

(L) (i) the repurchase, redemption, defeasance or other acquisition or retirement, or (ii) the payment, directly or through DOC, of dividends or other distributions to Parent to fund such repurchase, redemption, defeasance, acquisition or retirement, of Existing Preferred Stock or Existing Parent Indebtedness, in each case in exchange for, or out of the Net Cash Proceeds from, an incurrence of Indebtedness of Dobson in an amount not to exceed $30.0 million, provided that, except in the case of clauses (A) or (B), no Default or Event of Default, shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.
      Each Restricted Payment that is permitted as provided in the preceding paragraph (other than (1) an exchange of Capital Stock for Capital Stock or for subordinated Indebtedness referred to in clause (B), (2) the repurchase, redemption or the acquisition or retirement of subordinated Indebtedness referred to in clause (C) and (3) the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (B) or issuance of Capital Stock referred to in clause (F)) shall be included in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.
      Notwithstanding anything to the contrary in this “Restricted Payments” covenant, so long as (i) any of the Senior Preferred Stock or Parent’s 10 7/8% Senior Notes due 2010 is outstanding and (ii) the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant in any of the Senior Preferred Stock, or the “Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant in Parent’s 10 7/8% Senior Notes due 2010, is applicable, Dobson and its Restricted Subsidiaries shall also be permitted to make the following Restricted Payments (the “Credit Agreement Restricted Payments”):

(a) Dobson may make Restricted Payments in the form of its Capital Stock to DOC; and

(b) so long as no Default shall have occurred and be continuing or would result therefrom (determined on a pro forma basis after giving effect thereto), Dobson may pay dividends or make loans to DOC or Parent:

(i) to pay corporate overhead expenses incurred in the ordinary course of business (which have been allocated to DOC and its Subsidiaries and are fair and reasonable and allocated among all of the Subsidiaries of Parent);

(ii) to pay taxes which are then due and payable by Parent and DOC as part of a consolidated group pursuant to the Tax Sharing Agreement (except any such taxes which are attributable to Subsidiaries of Parent other than DOC and its Subsidiaries);

(iii) to pay regularly scheduled interest payments which are due and payable with respect to the Parent Notes;

(iv) to pay regularly scheduled dividends which are then due and payable with respect to the Parent Preferred Stock (to the extent required, or elected by Parent, to be paid in cash); and

(v) in an aggregate amount not to exceed the Excess Cash Flow; provided that if the Parent Leverage Ratio for the preceding four fiscal quarters is equal to or greater than 4.15 to 1, such aggregate amount shall not exceed 50% of the Excess Cash Flow; provided further that with respect to any Restricted Payment pursuant to this clause (v), (A) no Default shall have occurred or would result therefrom determined on a pro forma basis as if such Restricted Payment had been made on the last day of each applicable fiscal year of DOC in which any such Excess Cash Flow is generated (but excluding, for the purposes of such determination, any Restricted Payments made in cash pursuant to this clause (v) during such fiscal year) and (B) the amount of Liquidity immediately before and after giving effect to such Restricted Payment shall not be less than $50.0 million.

      For the purposes of the previous paragraph, Excess Cash Flow shall mean, for any fiscal year of DOC, the difference, if any, by which:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA of DOC for such fiscal year; and

(ii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year (other than any such decrease to the extent that it is solely attributable to Permitted Acquisitions, Permitted Asset Swaps and Dispositions consummated during such fiscal year) exceeds:

(b) the sum, without duplication, of:

(i) the aggregate amount of capital expenditures (as determined in accordance with GAAP) by DOC and its Subsidiaries during such fiscal year (provided that the cash amount of such capital expenditures shall exclude the principal amount of purchase-money Indebtedness and Capital Lease Obligations incurred in connection therewith or financed with the proceeds of any Reinvestment Deferred Amount during such fiscal year);

(ii) Consolidated Interest Expense of DOC and commissions, discounts and other fees and charges associated with Indebtedness to the extent paid in cash during such fiscal year;

(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt of DOC and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder);

(iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year (other than any such increase to the extent that it is solely attributable to Permitted Acquisitions, Permitted Asset Swaps and Dispositions consummated during such fiscal year);

(v) the amount of Taxes of DOC and its Subsidiaries paid by them in cash during such fiscal year;

(vi) any cash payments made by DOC or its Subsidiaries during such fiscal year which were added to Consolidated Net Income of DOC for the purposes of determining Consolidated EBITDA of DOC pursuant to clause (e) of the definition thereof; and

(vii) (to the extent not already deducted pursuant to any of the foregoing items (i) through (vi)) the amount of Restricted Payments made during such fiscal year in cash by Dobson to DOC or the Parent pursuant to clauses (b)(i), (ii), (iii) and (iv) of the previous paragraph.
For the purposes of the previous paragraph and this paragraph only, the following defined terms shall have the meaning set forth in the Dobson Credit Agreement as is in effect immediately prior to the Issue Date and prior to the effectiveness of any amendment thereto on the Issue Date: Capital Lease Obligations, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Working Capital, Default, Dispositions, Excess Cash Flow, Funded Debt, Liquidity, Parent Leverage Ratio, Parent Notes, Parent Preferred Stock, Permitted Acquisitions, Permitted Asset Swaps, Reinvestment Deferred Amount, Restricted Payments, Taxes and Tax Sharing Agreement.
      Any Credit Agreement Restricted Payments shall be included (without duplication) in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.
      Notwithstanding anything to the contrary in the “Restricted Payments” covenant, and provided no Triggering Event has occurred or is created thereby (as determined on a pro forma basis), such covenant shall not restrict or prohibit the payment, directly or through DOC, of Restricted Payments, loans, advances or other distributions to Parent in amounts sufficient (when aggregated with the amounts of all other payments for such purposes from all other Subsidiaries of Parent) to pay regularly-scheduled cash distributions or cash interest payments on each series of Parent Preferred Stock and the related Exchange Debentures, if any; provided that if any Triggering Event has occurred and is continuing, such payment shall be subject to the following terms, conditions and limitations: (i) the amount of any such payment (when aggregated with the amounts of all other payment for such purposes from all other Subsidiaries of Parent) shall not exceed the sum of (A) amounts then required to make any cash payment of dividends on the Parent Preferred Stock or interest on the Exchange Debentures, if issued, and (B) the next regularly scheduled cash payment of the dividend on the Parent Preferred Stock or interest on the Exchange Debentures, if issued; (ii) such Triggering Event (from the date of notice of the existence of the earliest such Triggering Event if more than one exists) has continued for 180 days and has not been cured or waived; and (iii) such Triggering Event is not caused by an Event of Default as set forth in clauses (1), (2), (7) or (8) under the caption “Events of Defaults” or clause (b) of the definition of Triggering Event; provided, further, that so long as any debt is owed from Dobson or any Restricted Subsidiaries to Parent, any such payment made pursuant to this paragraph shall be deemed to be repayment of an applicable amount of such debt. Any such payment pursuant to this paragraph shall be included (without duplication) in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Dobson and its Restricted Subsidiaries will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Dobson or any other Restricted Subsidiary,

•	pay any Indebtedness owed to Dobson or any other Restricted Subsidiary,

•	make loans or advances to Dobson or any other Restricted Subsidiary or

•	transfer any of its property or assets to Dobson or any other Restricted Subsidiary.
      However, the prohibition does not apply to any encumbrances or restrictions:

(1) existing under agreements (including indentures for the Notes) governing Indebtedness existing on the Issue Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that, the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law;

(3) existing with respect to any Person or the property or assets of such Person acquired by Dobson or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any amendments to such encumbrances or restrictions; provided that, any such amendments are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being amended;

(4) in the case of restrictions relating to the transfers of property, restrictions that:

•	restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•	exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Dobson or any Restricted Subsidiary not otherwise prohibited by the indentures or

•	arise or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Dobson or any Restricted Subsidiary in any manner material to Dobson or any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6) contained in the terms of any Indebtedness (other than as contemplated by clause (1) above), or any agreement creating Indebtedness, of a Restricted Subsidiary entered into after the Issue Date if:

•	the encumbrance or restriction applies only if there is a payment default, a default with respect to a financial covenant, or an event of default resulting in the acceleration of the final maturity of such Indebtedness,

•	the encumbrance or restriction is not materially more disadvantageous to Holders of Notes than is customary in comparable financings (as determined by Dobson), and

•	Dobson determines that the encumbrance or restriction will not materially affect the ability to pay interest on the Notes at their Stated Maturity or principal and accrued and unpaid interest on the Notes at their final Stated Maturity.
      Dobson and its Restricted Subsidiaries will not be precluded from:

•	creating, incurring, assuming or permitting to exist any Liens otherwise permitted under the “Liens” covenant, or

•	restricting the sale of their assets that secure Indebtedness of Dobson or its Restricted Subsidiaries.

Issuance and Sale of Capital Stock of Restricted Subsidiaries
      Dobson and its Restricted Subsidiaries will not sell, directly or indirectly, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, except:

(1) to Dobson or a Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Restricted Subsidiaries, to the extent required by applicable law; or

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary (A) would continue to be a Restricted Subsidiary or (B) if it would no longer constitute a Restricted Subsidiary, any remaining Investment in such Person after giving effect to the issuance or sale would have been permitted to be made under the “Restricted Payments” covenant, if made on the date of such issuance or sale.

Transactions with Affiliates
      Dobson and its Restricted Subsidiaries will not, directly or indirectly, engage in any transaction including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate except (A) upon fair and reasonable terms no less favorable to Dobson or such Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unrelated Person and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $15.0 million, such transaction is approved by at least a majority of the disinterested members of the Board of Directors or (2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $35.0 million, Dobson obtains a written opinion as to the fairness to the Holders of the Notes of such transaction or series of related transactions issued by an investment banking, accounting or appraisal firm of national standing.
      The above limitation does not apply to:

(1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Dobson or any of its Restricted Subsidiaries in the ordinary course of business;

(2) any transaction solely between Dobson and any of its Restricted Subsidiaries, solely between Restricted Subsidiaries or among Dobson, any of its Restricted Subsidiaries and one or more non-Affiliates;

(3) the payment of reasonable and customary regular fees and indemnity payments to directors of Dobson who are not employees of Dobson and the payment of reasonable compensation and indemnity payments to officers of Dobson;

(4) any payments or other transactions pursuant to any tax-sharing agreement between Dobson and any other Person with which Dobson files a consolidated tax return or with which Dobson is part of a consolidated group for tax purposes;

(5) any Restricted Payments or Permitted Investments not prohibited by the “Restricted Payments” covenant;

(6) transactions with a Person (other than an Unrestricted Subsidiary of Dobson) that is an Affiliate of Dobson solely because Dobson holds, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7) any agreement existing and as in effect on the Issue Date, including the Management Agreement and Equipment Lease and Switch Sharing Agreements and, in each case, any amendment thereto so long as any such amendment is no less favorable (other than, with respect to the Management Agreement, as a direct result of any changes in applicable regulations) to Dobson or any of its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date;

(8) the provision of, or payment for, services in the ordinary course of business on terms no less favorable to Dobson and its Restricted Subsidiaries, taken as a whole, than those that would be obtained in a comparable transaction with an unrelated Person;

(9) loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding; and

(10) any issuance of Equity Interests (other than Disqualified Stock) of Dobson to Affiliates of Dobson.

Line of Business
      Dobson will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to Dobson and its Restricted Subsidiaries, taken as a whole.

Issuances of Guarantees by Restricted Subsidiaries
      Dobson will cause each Domestic Restricted Subsidiary created or acquired (including any Unrestricted Subsidiary that is redesignated a Restricted Subsidiary that is a Domestic Restricted Subsidiary) after the Issue Date to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary.

      Dobson will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee, directly or indirectly, any Indebtedness of Dobson or any other Subsidiary Guarantor which ranks equally with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”) or any Note Guarantee, unless

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Dobson or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee.
      If the Guaranteed Indebtedness:

(a) ranks equally with the Notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or be subordinated to, the Subsidiary Guarantee; or

(b) is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.
      Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

(1) any sale, exchange or transfer, to any Person not an Affiliate of Dobson, of all of Dobson’s and each Restricted Subsidiary’s Capital Stock in such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the indenture,

(2) designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the provisions of the relevant indenture, or

(3) the release or discharge of the Guarantee of Indebtedness which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Sale and Leaseback Transactions
      Dobson will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Dobson and its Restricted Subsidiaries may enter into a sale and leaseback transaction if

•	Dobson or the relevant Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the “Incurrence of Indebtedness” covenant;

•	the net cash proceeds of the sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; and

•	the transfer of assets in the sale and leaseback transaction is permitted by, and Dobson or the relevant Restricted Subsidiary applies the proceeds of the transaction in compliance with, the provisions described under “Asset Sales.”
      The foregoing restrictions do not apply to sale and leaseback transactions involving Existing Tower Assets.

Reports
      Whether or not Dobson is then required to file reports with the Commission, Dobson shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto. Dobson shall supply to each Holder who so requests, without cost to such Holder, copies of such reports and other information, provided, however, that the reports, information and other documents required to be filed and provided as described hereunder shall be those of Parent rather than Dobson for so long as (1) Parent is a Guarantor of the Notes (or the Exchange Notes) and (2) Parent’s filing of such reports, information and other documents satisfies the requirements of Rule 3-10 of Regulation S-X under the Exchange Act.

Payments for Consent
      Dobson will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any 2011 Fixed Rate Notes, 2011 Floating Rate Notes or 2012 Notes, as the case may be, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the respective indenture or such Notes unless that consideration is offered to be paid or is paid to all Holders of such series of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.
Consolidation, Merger and Sale of Assets
      None of Parent, DOC, or Dobson shall consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its property and assets in one transaction or a series of related transactions to any Person or permit any Person to merge with or into it unless:

(1) (a) it will be the resulting, surviving or transferee Person (the “Successor Company”) or (b) the Successor Company (if other than it) will be a corporation organized and existing under the laws of the United States of America, or, any state or jurisdiction thereof and the Successor Company assumes all of its obligations under the Notes, the relevant indenture, the Security Documents, the Parent Guarantee and the registration rights agreement, as applicable, pursuant to agreements reasonably satisfactory to the trustees;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) in the case of a transaction involving Dobson, immediately after giving effect to such transaction on a pro forma basis (a) Dobson, or the Successor Company or resulting company, as the case may be, could incur at least $1.00 of Indebtedness under the first paragraph of the “Incurrence of Indebtedness” covenant or (b) the Consolidated Leverage Ratio for Dobson or the Successor Company or resulting company, as the case may be, will not be greater than the Consolidated Leverage Ratio for Dobson immediately prior to such transaction; provided that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary in connection with which no consideration, other than Common Stock in the Surviving Person or Dobson, shall be issued or distributed to the stockholders of Dobson; and

(4) it delivers to the trustee an officers’ certificate, attaching, in the case of a transaction involving Dobson, the arithmetic computations to demonstrate compliance with clause (3), and an opinion of counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.
      Clause (3) above will not apply (x) if, in the good faith determination of Dobson’s Board of Directors, the principal purpose of the transaction is to change Dobson’s state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations, or (y) to a transaction in which DOC is merged with or into or consolidated with Parent or Dobson.

Events of Default
      The following events will be defined as “Events of Default” in the indenture with respect to each series of Notes:

(1) default in the payment of principal of (or premium, if any, on) any Note of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Interest, if any, on any Note of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of the provisions of such indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Dobson, DOC or Parent, or the failure to make or consummate an Asset Sale Offer in accordance with the “Asset Sales” or “Change of Control” covenant or a breach of the “Incurrence of Indebtedness” or “Restricted Payments” covenants;

(4) Dobson or any Guarantor defaults in the performance of or breaches any other covenant or agreement of Dobson or such Guarantor in such indenture or under the Notes of the applicable series (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 45 consecutive days after written notice by the trustee or the Holders of 25% or more in aggregate principal amount of the Notes of the applicable series;

(5) there occurs with respect to any issue or issues of Indebtedness of Dobson, any Guarantor or any Significant Subsidiary having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

•	an event of default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its final Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration, and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against all such Persons (treating deductibles, self-insurance or retention as not so covered) shall be rendered against Dobson, any Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for

•	relief in respect of Dobson, any Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Dobson, any Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Dobson, any Guarantor or any Significant Subsidiary, or

•	the winding up or liquidation of the affairs of Dobson, any Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(8) Dobson, any Guarantor or any Significant Subsidiary

•	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Dobson, any Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Dobson, any Guarantor or any Significant Subsidiary, or

•	effects any general assignment for the benefit of creditors;

(9) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(10) unless all the Collateral has been released from the applicable Liens in accordance with the provisions of the Security Documents, default by Parent, DOC, Dobson or any Restricted Subsidiary in the performance of the Security Documents, or the occurrence of any other event, in each case that adversely affects the enforceability, validity, perfection or priority of such Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the trustee and the Holders of the Notes, the repudiation or disaffirmation by Parent, DOC, Dobson or any Restricted Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Parent, DOC, Dobson or any Restricted Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, occurrence, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Dobson receives notice thereof specifying such occurrence from the trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default, occurrence, repudiation, disaffirmation or determination be remedied).
      If an Event of Default, other than an Event of Default specified in clause (7) or (8) above that occurs with respect to Dobson or any Guarantor, occurs and is continuing under the series of Notes or an indenture, the trustee or the Holders of at least 25% in aggregate principal amount of such series of Notes then outstanding, by written notice to Dobson (and to the trustee if such notice is given by the Holders), may, and the trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on such series of Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, shall be immediately due and payable.
      In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Dobson, the relevant Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
      If an Event of Default specified in clause (7) or (8) above occurs with respect to Dobson or any Guarantor, the principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, on the series of Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the trustee, the Holders of at least a majority in principal amount of the outstanding Notes of such series by written notice to Dobson and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such series of Notes that have become due solely by such declaration of acceleration, have been cured or waived and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”
      The holders of at least a majority in aggregate principal amount of the outstanding Notes of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the relevant indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be prejudicial to the rights of Holders of such series of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of such series of Notes.
      A Holder may not pursue any remedy with respect to an indenture or a series of Notes unless:

(1) the Holder gives the trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes of the affected series make a written request to the trustee to pursue the remedy;

(3) such Holder or Holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes of the affected series do not give the trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest or Additional Interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
      The indentures require certain officers of Dobson to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Guarantors, Dobson and its Restricted Subsidiaries and the Guarantor’s, Dobson’s and its Restricted Subsidiaries’ performance under the indentures and that Dobson and the Guarantors have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Dobson will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indentures.
Defeasance and Discharge
      Defeasance and Discharge. Each indenture provides that Dobson will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes of the applicable series on the day of the deposit referred to below, and the provisions of such indenture will no longer be in effect with respect to such Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) Dobson has deposited with the trustee, in trust, money and/or U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes of the applicable series on the Stated Maturity of such payments in accordance with the terms of such indenture and such Note;

(2) Dobson has delivered to the trustee:

(a) either:

(i) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Dobson’s exercise of its option under this “Defeasance and Discharge” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required; or

(ii) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

(b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an “insider” for purposes of the United States Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which any of the Guarantors, Dobson or any of its Subsidiaries is a party or by which any of the Guarantors, Dobson or any of its Subsidiaries is bound; and

(4) if at such time the Notes of such series are listed on a national securities exchange, Dobson has delivered to the trustee an opinion of counsel to the effect that the Notes of such series will not be delisted as a result of such deposit, defeasance and discharge.
      Defeasance of Certain Covenants and Certain Events of Default. Each indenture will further provide that the provisions of such indenture will no longer be in effect with respect to (a) clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” (b) all the covenants described herein under “Covenants” and “Repurchase at Option of Holders,” (c) clauses (3) and (4) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and such covenants and (d) clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes of the applicable series on the Stated Maturity of such payments in accordance with the terms of such indenture and such Notes, the satisfaction of the provisions described in clauses (3) and (4) of the preceding paragraph and the delivery by Dobson to the trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
      Defeasance and Certain Other Events of Default. In the event Dobson exercises its option to omit compliance with certain covenants and provisions of the indentures with respect to the Notes as described in the immediately preceding paragraphs and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, Dobson will remain liable for such payments.

Modification and Waiver
      Modifications and amendments of any indenture and the Security Documents may be made by Dobson, the Guarantors and the trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes of the applicable series. However, no such modification or amendment may, without the consent of each affected Holder of the affected series of Notes,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note of such series,

(2) reduce the principal amount of, premium, if any, or interest on, any Note of such series,

(3) change the place or currency of payment of principal of premium, if any, or interest on, any Note of such series,

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note of such series or any Note Guarantee,

(5) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “— Optional Redemption,”

(6) amend, change or modify the obligation of Dobson to make and consummate an Asset Sale Offer under the caption “— Repurchase at Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen or the obligation of Dobson to make and consummate an Offer to Purchase under the caption “— Repurchase at Option of Holders — Change of Control” covenant after a Change of Control Triggering Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto in any material respect,

(7) reduce the above-stated percentage of outstanding Notes of such series, the consent of whose Holders is necessary to modify or amend the applicable indenture,

(8) waive a default in the payment of principal of, premium, if any, or interest or Additional Interest on, the Notes of such series,

(9) release any Note Guarantee other than pursuant to the terms of the applicable indenture;

(10) release all or substantially all of the Collateral from the Liens created by the Security Documents except as specifically provided by the applicable indenture and the Security Documents; or

(11) reduce the percentage of aggregate principal amount of outstanding Notes of such series, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.
      Notwithstanding the foregoing, without the consent of any Holder of Notes of the affected series, Dobson and the trustee will be permitted to amend or supplement the applicable indenture or such Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Dobson’s or a Guarantor’s obligations to Holders of Notes of such series in the case of a merger, consolidation or sale of all or substantially all the assets of Dobson, Parent or DOC in compliance with the applicable indenture;

(4) to make any other change that would provide any additional rights or benefits to the Holders of Notes of such series or that does not adversely affect the legal rights under the applicable indenture of any Holder;

(5) to evidence and provide for the acceptance of appointment by a successor trustee;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

(7) to comply with the provision described under “Issuance of Guarantees by Restricted Subsidiaries” covenant;

(8) to provide for the issuance of additional Notes in accordance with the indenture; or

(9) to release Collateral from the Liens created by the Security Documents when permitted by the indenture and the Security Documents.
No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees
      The indentures will provide that no recourse for the payment of the principal of, premium, if any, or interest or Additional Interest on, any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Dobson or any Guarantor contained in the indentures or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future stockholder, officer, director, employee or controlling person of Dobson or any Guarantor. Each Holder, by accepting such Note, waives and releases all such liability.
Concerning the Trustees
      Each indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise those rights and powers vested in it under the relevant indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
      The indentures and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indentures, contain limitations on the rights of the trustee thereunder, should it become a creditor of Dobson, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engaged in other transactions (including the other indentures), provided, however, that if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indentures for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.
      “2011 Note Obligations” means Note Obligations in respect of the 2011 Notes.
      “2012 Note Obligations” means Note Obligations in respect of the 2012 Notes.
      “Accounts” shall have the same meaning as such term is ascribed in the New York UCC.
      “Acquired Indebtedness” means Indebtedness of a Person existing at the time such person becomes a Restricted Subsidiary or merges with or into Dobson or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.
      “Additional Interest” has the meaning set forth in the registration rights agreement.

      “Adjusted Consolidated Net Income” means, for any period, the aggregate consolidated net income (or loss) of Dobson and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person other than Dobson or any of its Restricted Subsidiaries has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Dobson or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of the “Restricted Payments” covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Dobson or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Dobson or any of its Restricted Subsidiaries;

(3) except in the case of any restriction or encumbrance permitted under the “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses on an after-tax basis attributable to Asset Dispositions; and

(5) all extraordinary gains and extraordinary losses, net of tax.
      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
      “Applicable Pari Passu Indebtedness” means:

(1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness secured on the same priority by all or any part of the Collateral; and

(2) with respect to any other asset, Pari Passu Indebtedness that is required to be repaid (or that under the terms thereof is required to be offered to be repaid) upon a sale of such asset.
      “Applicable Premium” means with respect to any 2011 Fixed Rate Note, 2012 Note or Series B Fixed Rate Note, at any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess of:

(a) the present value at such time of:

(i) the redemption price of such Note at November 1, 2008, plus

(ii) all required interest payments due on such Note through November 1, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(b) the principal amount of such Note.

      “Asset Acquisition” means:

•	an Investment by Dobson or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Dobson or any of its Restricted Subsidiaries but only if such Person’s primary business is related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such Investment, or

•	an acquisition by Dobson or any of its Restricted Subsidiaries of the property and assets of any Person other than Dobson or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets acquired are related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such acquisition.
      “Asset Disposition” means the sale or other disposition by Dobson or any of its Restricted Subsidiaries other than to Dobson or another Restricted Subsidiary of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

(2) all or substantially all of the assets that constitute a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries.
      “Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Dobson or any of its Restricted Subsidiaries to any Person other than Dobson or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of a division, operating unit or line of business of Dobson or any of its Restricted Subsidiaries; or

(3) any other property and assets of Dobson or any of its Restricted Subsidiaries outside the ordinary course of business of Dobson or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under “Consolidation, Merger and Sale of Assets.”
      The term “Asset Sale” shall not include:

(1) any (a) single transaction or (b) series of related transactions, that involves assets having a Fair Market Value of less than $10.0 million, provided that the aggregate Fair Market Value of assets involved in all transactions consummated from and after the Issue Date under clause (a) or (b) does not exceed $50.0 million;

(2) sales, transfers or other dispositions of assets, including Capital Stock of Restricted Subsidiaries, for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a Permitted Business on the date of such sale or other disposition (including, but not limited to, territory or market swaps with other Persons engaging in a Permitted Business);

(3) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Restricted Payments” covenant;

(4) sales, transfers or other dispositions of assets, including issuances of Capital Stock, between or among Dobson and/or its Restricted Subsidiaries; or

(5) the sale or other disposition (including sale and leaseback transactions) of Existing Tower Assets.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in the transaction, determined in accordance with

GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.
      “Authorizations” means:

(1) all material filings, recordings, and registrations with, and all material validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority (other than the FCC and applicable PUCs), including, without limitation, any of the foregoing authorizing or permitting the acquisition, construction, or operation of any System; and

(2) all material filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, the FCC and any applicable PUCs, including, without limitation, any of the foregoing authorizing or permitting the acquisition, construction, or operation of any System.
      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing

(1) the sum of the products of

(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

(b) the amount of such principal payment by

(2) the sum of all such principal payments.
      “Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and Preferred Stock.
      “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
      “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.
      “Cash Equivalents” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, having maturities of not more than one year from the date of acquisition, unless such obligations are deposited to defease any Indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million or the foreign currency equivalent thereof and has outstanding debt which is rated “A” or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation other than an Affiliate of Dobson organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” or higher according to Moody’s or “A-1” or higher according to S&P; and

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” or such similar equivalent or higher rating by S&P or Moody’s.

      “Cellular Partnership” means any entity in which Dobson or any of its Restricted Subsidiaries owns, directly or indirectly, a partnership interest.
      “Cellular System” means a public mobile services, cellular radio telephone service telecommunications system licensed under Part 22 of the rules promulgated by the FCC.
      “Change of Control” means:

(1) any “person” or “group”, within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, other than the Permitted Holders, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of Dobson, Parent or DOC on a fully diluted basis;

(2) individuals who on the Issue Date constituted the Board of Directors of Dobson, Parent or DOC, as the case may be, together with any new directors whose election by the Board of Directors or whose nomination for election by Dobson’s, Parent’s or DOC’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors of Dobson, Parent or DOC, as the case may be, on the Issue Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board of Directors of Dobson, Parent or DOC, as the case may be, then in office; provided that the election of up to two individuals (or their replacements from time to time) nominated by each of the majority of the holders of Parent’s Series F preferred stock, 12.25% senior preferred stock or 13% senior preferred stock to the Board of Directors of Parent pursuant to the terms of the relevant certificate of designation existing on the Issue Date shall not, by itself, be deemed to be a Change of Control so long as such election or replacement by such holders does not result in a “change of control” under any Indebtedness (with a principal aggregate amount outstanding of $10.0 million or more) of Parent, DOC, Dobson or its Restricted Subsidiaries;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the combined assets of Dobson and its Restricted Subsidiaries, taken as a whole, to any Person other than a Wholly Owned Restricted Subsidiary or the Controlling Stockholder or any Affiliate thereof;

(4) the adoption of a plan of liquidation or dissolution of Dobson, Parent or DOC; or

(5) Parent ceases to be the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of all of the outstanding Common Stock of Dobson or DOC, other than as a result of the consolidation, merger of DOC with Parent or Dobson pursuant to the “Consolidation, Merger and Sale of Assets” covenant where Parent or Dobson, as the case may be, is the Successor Company.

      “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.
      “Chattel Paper” shall have the same meaning as such term is ascribed in the New York UCC.
      “Collateral Trustee” means:

(1) in respect of the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations, the 2011 Notes trustee under the 2011 Indenture; and

(2) in respect of the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations, the 2012 Notes trustee under the 2012 Indenture.
      “Commission” means the Securities and Exchange Commission.
      “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Issue Date, including without limitation, all series and classes of such Common Stock.
      “Communications Act” means, collectively, the Federal Communications Act of 1934, as amended from time to time, and the rules and regulations in effect at any time thereunder.
      “Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets;

(3) depreciation expense;

(4) amortization expense; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Dobson and its Restricted Subsidiaries in conformity with GAAP;
provided that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the percentage ownership interest in the net income of such Restricted Subsidiary not owned on the last day of such period by Dobson or any of its Restricted Subsidiaries.
      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

(1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

(2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

(3) the net costs associated with Interest Rate Agreements;
and the interest expense in respect of Indebtedness that is Guaranteed or secured by Dobson or any of its Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Dobson and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).
      “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Indebtedness of Dobson and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

(2) the aggregate amount of Consolidated EBITDA of Dobson and its Restricted Subsidiaries for the then most recent four fiscal quarters for which consolidated financial statements of Dobson have been filed with the Commission or provided to the trustee (such four fiscal quarter period being the “Four Quarter Period”).
      In determining the Consolidated Leverage Ratio, pro forma effect shall be given to:

(1) any Indebtedness that is to be incurred or repaid on the Transaction Date;

(2) Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the “Reference Period”) as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(3) asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Dobson or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.
To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available.
      “Controlling Stockholder” means Everett R. Dobson.
      “Copyrights” means:

(1) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office; and

(2) the right to obtain all renewals thereof.
      “Copyright Licenses” means any written agreement naming Dobson or any Guarantor as licensor or licensee granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
      “Credit Agreement” means one or more debt facilities or commercial paper facilities (including the Dobson Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, senior or subordinated note financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case together with all other agreements, instruments, and documents (including, without limitation, any Guarantees and Security Documents) executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time, including, without limitation, any agreement increasing or decreasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or a portion of the Indebtedness under such agreements or any successor agreements.
      “Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or the “Administrative Agent” or the “Trustee” under the Credit Agreement or any other representative of the Lenders then most recently designated as such by the requisite percentage of such Lenders in a written notice delivered to the trustee and the Collateral Trustee.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
      “Current Assets” means all present and future rights, title and interests of DOC, Dobson and the Subsidiary Guarantors in each of the following:

(1) all Receivables;

(2) all Inventory;

(3) all General Intangibles to the extent evidencing Receivables;

(4) all Documents, Instruments and Chattel Paper to the extent evidencing any of the foregoing;

(5) all Deposit Accounts to the extent containing Proceeds of Receivables or Inventory;

(6) all Supporting Obligations relating to any of the foregoing;

(7) all books and records pertaining to any of the foregoing; and

(8) to the extent not otherwise included, all Proceeds of Receivables and Inventory (including, without limitation, any such Proceeds constituting Investment Property (as defined in the New York UCC)).
      “Deposit Account” has the same meaning as such term is ascribed in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
      “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the final Stated Maturity of the Notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the final Stated Maturity of the Notes; or

(3) convertible into or exchangeable for Capital Stock referred to in (1) or (2) above or Indebtedness having a scheduled maturity prior to the final Stated Maturity of the Notes.
      Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” covenant and such Capital Stock specifically provides that Dobson will not repurchase or redeem any such Capital Stock pursuant to such provision prior to Dobson’s repurchase of such Notes as are required to be repurchased pursuant to the “Change of Control” covenant.
      “Dobson Credit Agreement” means that certain Credit Agreement, dated as of October 23, 2003 and amended by Amendment No. 1, dated as of March 19, 2004, and Amendment No. 2, dated as of May 7, 2004, among Dobson as borrower, Parent and DOC as guarantors, the several banks and other financial institutions or entities from time to time party thereto as “Lenders,” Lehman Commercial Paper Inc., as administrative agent for the Lenders, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., as joint lead arrangers and joint book runners, Bear Stearns Corporate Lending Inc. as syndication agent and Morgan Stanley Senior Funding,

Inc., as co-arranger and documentation agent, as further amended on the Issue Date, or if such amendment on the Issue Date is not entered into and such Credit Agreement is terminated, any Credit Agreement that replaces such Credit Agreement, as amended, modified, renewed, restated, refinanced or replaced, in whole or in part, from time to time.
      “Documents” shall have the same meaning as such term is ascribed in the New York UCC.
      “Domestic Restricted Subsidiary” means any Restricted Subsidiary of Dobson other than a Subsidiary that is:

(1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, or

(2) a Subsidiary of such controlled foreign corporation.
      “Equipment” shall have the same meaning as such term is ascribed in the New York UCC.
      “Equipment Lease and Switch Sharing Agreements” means the three Equipment Lease Agreements and the two Switch Sharing Agreements between Dobson Operating Co., LLC and American Cellular Corporation, the two Equipment Lease Agreements and one Switch Sharing Agreement between Dobson Cellular Communications, Inc. and Dobson Operating Co., LLC, the one Equipment Lease Agreement between Dobson Cellular Communications, Inc. and American Cellular Corporation, the one Equipment Lease Agreement between Dobson Cellular Communications, Inc. and Dobson, and the one Switch Sharing Agreement between Dobson and American Cellular Corporation, all dated as of January 1, 2003, which provide for the leasing or sharing of certain telecommunications equipment between the parties thereto, including any amendments or modifications thereto; provided, however, that such amendments or modifications may not adversely affect Dobson and its Restricted Subsidiaries when compared with the provisions in place immediately prior to the time of such amendment.
      “Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into or exchangeable for Capital Stock.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.
      “Exchange Debentures” means any subordinated debentures issued in exchange for all or any portion of the Parent Preferred Stock pursuant to the terms of such Parent Preferred Stock.
      “Existing Parent Indebtedness” means the 8.875% senior notes due 2013 of Parent issued pursuant to an indenture dated September 26, 2003 between Parent and Bank of Oklahoma, National Association, as trustee, and the 10.875% senior notes due 2010 of Parent issued pursuant to an indenture dated June 22, 2000 between Parent and United States Trust Company of New York, as trustee, in each case, outstanding on the Issue Date.
      “Existing Preferred Stock” means each of Parent’s 13% Senior Exchangeable Preferred Stock due 2009, 12.25% Senior Exchangeable Preferred Stock due 2008 and Series F Convertible Preferred Stock due 2016 outstanding on the Issue Date.
      “Existing Tower Assets” means any telecommunications towers (including any equipment, real property interests and fixtures which are appurtenant and integral to such towers) (i) owned by Dobson or any of its Restricted Subsidiaries on the Issue Date, (ii) acquired by Dobson as part of the acquisition of RFB Cellular, Inc. and its affiliates pursuant to a purchase agreement dated September 22, 2004, as same may be amended, and (iii) acquired by Dobson or any of its Restricted Subsidiaries at any time prior to the earlier of (x) one year after the Issue Date and (y) the date of the first sale and leaseback transaction with respect to any Existing Tower Assets.
      “Fair Market Value” means with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of Dobson or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal.
      “FCC” means the Federal Communications Commission.
      “FCC License” means each license issued by the FCC to Dobson or any Subsidiary Guarantor from time to time.
      “First Lien Collateral Representative” means, (1) at any time that any Obligations under the Dobson Credit Agreement are outstanding, the Credit Agreement Agent thereunder, and (2) at any other time thereafter, the Collateral Trustee in respect of the 2011 Notes under the 2011 indenture.
      “First Lien Documents” means:

(1) in respect of the Primary Collateral, the 2011 indenture, the Note Guarantees with respect to the 2011 Notes and the 2011 Notes;

(2) any Credit Agreement designated as a “First Lien Document” for purposes of the Intercreditor Agreement; and

(3) all other documents and instruments pursuant to which any Indebtedness constituting First Lien Obligations has been incurred or is outstanding, as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.
      “First Lien Obligations” means:

(1) in respect of the Primary Collateral, (a) the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations, (b) any Obligations under the Dobson Credit Agreement and (c) all other Indebtedness of Dobson and its Subsidiaries (including any additional 2011 Notes) designated as “First Lien Obligations” for purposes of the Intercreditor Agreement permitted to be incurred pursuant to the provisions of “Covenants — Incurrence of Indebtedness” and the provisions of “Covenants — Liens”; and

(2) in respect of the Other Collateral, all Indebtedness of Dobson and its Subsidiaries, including any Credit Agreement, permitted to be incurred pursuant to the provisions of “Covenants — Incurrence of Indebtedness” and the provisions of “Covenants — Liens” that is designated as “First Lien Obligations” for purposes of the Intercreditor Agreement.
      “First Lien Obligation Period” means any period during which:

(1) any First Lien Obligations are outstanding (and, for purposes hereof, Notes that have been defeased pursuant to the indentures shall be deemed to be not outstanding);

(2) any commitments pursuant to which First Lien Obligations may be incurred are in effect; or

(3) any letters of credit issued under any First Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document.
      “First Priority Liens” means a Lien granted pursuant to a Security Document to the Collateral Trustee upon any property of Dobson or any Guarantor to secure First Lien Obligations.
      “Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States of America.
      “Foreign Subsidiary Voting Stock” means the voting Capital Stock of any Foreign Subsidiary.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indentures shall be computed in conformity with GAAP applied on a consistent basis.
      “General Intangibles” shall have the same meaning as such term is ascribed in the New York UCC, including without limitation, any contracts.
      “Goods” shall have the same meaning as such term is ascribed in the New York UCC.
      “Governmental Authority” means any (a) local, state, municipal, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part.
      The term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantors” means Parent, DOC and each Subsidiary Guarantor, and their successors under the indentures, until such Guarantor is released in accordance with the terms of the relevant indenture.
      “Holder” means a Person in whose name a Note is registered in the security register.
      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, provided that any Indebtedness of a Person existing at the time it becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.
      “Indebtedness” means, with respect to any Person at any date of determination, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all obligations of such Person as lessee under Capitalized Leases;

(6) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; but only to the extent of the lesser of:

(a) the Fair Market Value of such asset at such date of determination; and

(b) the amount of such Indebtedness;

(7) all indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) the maximum fixed redemption or repurchase price of Disqualified Stock (or, in the case of any Restricted Subsidiary, of Preferred Stock) of such Person; and

(9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP; and

(2) money borrowed at the time of the incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be “Indebtedness.”
      Indebtedness shall not include (x) Parent Subordinated Indebtedness and (y) intercompany advances or receivables by or among Parent and its Subsidiaries relating to operating receipts and disbursements and incurred in the ordinary course of business consistent with past practices and expected to be paid within 60 days.
      “Initial Subsidiary Guarantor” means each direct and indirect Wholly Owned Restricted Subsidiary existing on the Issue Date.
      “Instrument” shall have the same meaning as such term is ascribed in the New York UCC.
      “Intangible Assets” means any contract, Authorization, General Intangible, Copyright License, Patent License or Trademark License.
      “Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
      “Intercompany Note” means any promissory note evidencing loans made from time to time to Dobson or any Subsidiary Guarantor by the Parent or any of its Subsidiaries (provided that intercompany advances and expense allocations shall not be required to be evidenced by a promissory note).
      “Intercreditor Agreement” means the Intercreditor Agreement to be dated on or about the Issue Date among the Credit Agreement Agent, the 2011 Notes trustee, the 2012 Notes trustee, Dobson and the Guarantors, as amended, modified, restated, supplemented or replaced from time to time.
      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.
      “Inventory” shall have the same meaning ascribed to such term in the New York UCC.

      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Dobson or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the Fair Market Value of the Capital Stock or any other Investment held by Dobson or any of its Restricted Subsidiaries, of or in any Person that has ceased to be a Restricted Subsidiary other than as a result of being designated as an Unrestricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant.
      For purposes of the definition of “Unrestricted Subsidiary” and the “Restricted Payments” covenant described below:

(1) “Investment” shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2) the Fair Market Value of the assets (net of liabilities (other than liabilities to Dobson or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P, provided that at such time neither Rating Agency has publicly announced that the Notes are under consideration for possible downgrade to a rating lower than Baa3 or BBB-, respectively.
      “Investment Property” means, collectively (1) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (2) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
      “Issue Date” means November 8, 2004.
      “Lenders” means, at any time, the parties to any Credit Agreement then holding (or committed to provide) loans, letters of credit, debt securities or other extensions of credit that constitute (or when provided will constitute) part of the First Lien Obligations, Second Lien Obligations or Third Lien Obligations, as applicable.
      “Letter-of-Credit Rights” shall have the same meaning as such term is ascribed in the New York UCC.
      “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
      “Liquidity” means the aggregate amount of all cash and Cash Equivalents held by Dobson or any Subsidiary Guarantor plus any borrowing available to Dobson or any Subsidiary Guarantor under any Credit Agreement; provided that the Board of Directors of Dobson has determined in good faith that such borrowing will be available for at least six months from the date of determination.

      “Management Agreement” means the Management Agreement between Dobson and American Cellular Corporation, dated as of August 19, 2003, as amended, so long as any such amendment is no less favorable (other than as a direct result of any changes in applicable regulation) to Dobson or any of its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date.
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.
      “Mortgages” means each of the mortgages and deeds of trust made by Dobson or any Guarantor in favor of, or for the benefit of, the Collateral Trustee for the benefit of the Holders of the Notes, in form and substance reasonably satisfactory to the Collateral Trustee, as the same may be amended, supplemented or otherwise modified from time to time.
      “Net Cash Proceeds” means:

(1) with respect to any Asset Sale or sale of any Existing Tower Assets, the proceeds of such Asset Sale or such sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale or such sale;

(b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or such sale without regard to the consolidated results of operations of Dobson and its Restricted Subsidiaries, taken as a whole;

(c) payments made to repay Indebtedness or any other obligation (owing to a Person other than Dobson or any Subsidiary of Dobson) outstanding at the time of such Asset Sale or such sale that either:

(i) is secured by a Lien on the property or assets sold; or

(ii) is required to be paid as a result of such sale; and

(d) appropriate amounts to be provided by Dobson or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale or such sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or such sale, all as determined in conformity with GAAP; and

(2) with respect to any issuance or sale of Capital Stock or the incurrence of any Indebtedness, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to Dobson or any Restricted Subsidiary of Dobson) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
      “Note Guarantee” means the Guarantee of the obligations of Dobson under the indentures and the Notes by any Guarantor.

      “Note Obligations” means the Notes, the Parent Guarantee, the Subsidiary Guarantees and all other Obligations of any Obligor under the indentures, the Notes, the Exchange Notes, the Parent Guarantee, the Subsidiary Guarantees and the Security Documents.
      “Obligations” means any principal, interest, penalties, fees, indemnities, reimbursement obligations, guarantee obligations, costs, expenses (including fees and disbursements of counsel), damages and other liabilities and obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the documentation governing or made, delivered or given in connection with, any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Dobson or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
      “Obligor” means a Person obligated as an issuer or guarantor of the Notes.
      “Officers’ Certificate” means a certificate signed on behalf of Dobson by two officers, at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of Dobson and delivered to the trustee.
      “Parent Preferred Stock” means, collectively, (i) the shares of the Senior Exchangeable Preferred Stock (valued at $1,000 liquidation value) issued by Parent which are mandatorily redeemable in 2008, outstanding on the Issue Date, together with additional Preferred Stock issued in lieu of dividends on the Preferred Stock described in this clause (i); (ii) the shares of Senior Exchangeable Preferred Stock (valued at $1,000 liquidation value) issued by Parent which are mandatorily redeemable in 2009, outstanding on the Issue Date, together with additional Preferred Stock issued in lieu of dividends on the Preferred Stock described in this clause (ii); and (iii) all renewals, extensions, amendments, modifications, and refinancings of the Preferred Stock described in clauses (i) and (ii) hereof, so long as (x) the principal amount of any refinanced Preferred Stock shall not exceed the principal amount of the Preferred Stock being refinanced immediately prior to giving effect to any such refinancing; (y) the terms of the refinancing are no less favorable to Holders of the Notes than the terms of the Preferred Stock being refinanced; and (z) the maturity date of the refinancing is the same as or later than the maturity date of the Preferred Stock being refinanced.
      “Parent Subordinated Indebtedness” means (a) subordinated indebtedness owed to Parent outstanding on the Issue Date and (b) any other indebtedness of Dobson owed to Parent that by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is incurred:

(1) is expressly made subordinate in right of payment to the Notes;

(2) provides that no payment of principal or interest on, or any other payment with respect to, such indebtedness may be made prior to the 91st day following payment in full of all of Dobson’s obligations under the Notes; and

(3) provides that holders of such indebtedness cannot make demands for payment or assert other claims, declare such indebtedness to be due upon an event of default or otherwise exercise any remedy, in each case prior to the 91st day following payment in full of all of Dobson’s obligations under the Notes.
      “Pari Passu Indebtedness” means any Indebtedness of Dobson or any Guarantor that is not subordinated in right of payment to any other Indebtedness of Dobson or such Guarantor, as the case may be.
      “Patents” means:

(1) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith;

(2) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and

(3) all rights to obtain any reissues or extensions of the foregoing.
      “Patent License” means all agreements, whether written or oral, providing for the grant by or to Dobson or any Guarantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.
      “PCS Systems” means the wireless cellular telecommunication systems offering “Personal Communication Services” authorized under Part 24 of the FCC Rules (47 C.F.R. §§ 24.1 et seq.).
      “Permitted Business” means:

(1) the delivery or distribution of telecommunications, voice, data, internet or video services; and

(2) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by Dobson or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation or any license relating to the delivery of the services described in clause (1) of this definition.
      “Permitted Holders” means, collectively, descendants of Russell Dobson and any trusts or partnerships that are beneficially owned by such descendants.
      “Permitted Investment” means:

(1) an Investment in Dobson or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Dobson or a Restricted Subsidiary; but only if such person’s primary business is related, ancillary or complementary to the businesses of Dobson and its Restricted Subsidiaries on the date of such Investment;

(2) Cash Equivalents;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments or pursuant to any court supervised plan of reorganization or similar proceeding;

(5) non-cash consideration acquired in any Asset Sale effected in accordance with the “Asset Sales” covenant; and

(6) any acquisition of assets used, or Capital Stock of a Person primarily engaged, in a business related, ancillary or complementary to the business of Dobson and its Restricted Subsidiaries to the extent acquired in exchange for Capital Stock (other than Disqualified Stock) of Dobson.
      “Permitted Liens” means:

(1) Liens to secure Indebtedness of Dobson or any Subsidiary Guarantor in an aggregate principal amount outstanding at any time not to exceed $125.0 million;

(2) Liens to secure Indebtedness permitted under clause (9) of the second paragraph of the “Incurrence of Indebtedness” covenant, provided that such Lien is not a First Priority Lien with respect to the Primary Collateral or Other Collateral, or Second Priority Lien with respect to the Other Collateral, and is equal or junior to the Second Lien Obligations with respect to the Primary Collateral and the Third Lien Obligations with respect to the Other Collateral;

(3) First Priority Liens, Second Priority Liens and Third Priority Liens to secure Indebtedness permitted under clause (7) of the second paragraph of the “Incurrence of Indebtedness” covenant;

(4) Liens on property of a Person existing at the time such Person is merged into or consolidated with Dobson or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or our Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of that property by Dobson or any of its Restricted Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Dobson or its Restricted Subsidiary;

(6) Liens existing on the Issue Date, including Liens securing obligations under the Dobson Credit Agreement;

(7) Liens in favor of Dobson;

(8) any interest or title of a lessor in the property subject to any Capitalized Lease;

(9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

(11) carriers’, warehousemen’s, mechanics’, landlords’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

(12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject to the Lien or do not interfere with or adversely affect in any material respect the ordinary conduct of our business and the business of our Restricted Subsidiaries taken as a whole;

(13) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(14) leases or subleases granted to third Persons not interfering with our ordinary course of business or of the business of any of our Restricted Subsidiaries;

(15) Liens, other than any Lien imposed by ERISA or any rule or regulation promulgated under ERISA, incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(16) deposits made in the ordinary course of business to secure liability to insurance carriers;

(17) any attachment or judgment Lien in respect of a judgment not constituting an Event of Default under clause (6) of the “Events of Default”;

(18) any interest or title of a lessor or sublessor under any operating lease, conditional sale, title retention, consignment or similar arrangements entered into in the ordinary course of business;

(19) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(20) bankers’ liens in respect of deposit accounts;

(21) Liens imposed by law incurred by Dobson or its Restricted Subsidiaries in the ordinary course of business; and

(22) Liens on assets directly related to a sale and leaseback transaction to secure related Attributable Debt.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Dobson or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Dobson or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends, if applicable, on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final Stated Maturity not earlier than the Stated Maturity of, and has an Average Life equal to or greater than the Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity not earlier than the final Stated Maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Dobson or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
      “Pledged Notes” means all Intercompany Notes at any time issued to Dobson or any Guarantor and all other promissory notes issued to or held by Dobson or any Guarantor (other than promissory notes issued in connection with extensions of trade credit by Dobson or any Guarantor in the ordinary course of business).
      “Pledged Stock” means:

(1) any shares, stock certificates, equity interests, options or rights of any nature whatsoever in respect of the Capital Stock of any Person (including pursuant to any operating agreement with respect to any limited liability company) that may be issued or granted to, or held by, Dobson, DOC or any Subsidiary Guarantor, and Capital Stock in DOC or Dobson held by Parent, from time to time, provided that, to the extent that and for so long as adverse tax consequences for Parent and its Subsidiaries organized under the laws of any jurisdiction within the United States of America would otherwise result from a pledge of all the Capital Stock of any Foreign Subsidiary, not more than 65% of the total outstanding Foreign Subsidiary Voting Stock of such Foreign Subsidiary shall be deemed pledged under the Security Documents; and

(2) all right, title and interest of Dobson or any Subsidiary Guarantor as a limited or general partner in any Cellular Partnership or any other partnership from time to time, together with all right, title and interest of Dobson or any Subsidiary Guarantor in any partnership agreement with respect to any such Cellular Partnership or other partnership (to the extent such right, title or interest does not constitute an Excluded Asset).
      “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference equity, whether now outstanding or issued after the Issue Date, including all series and classes of such preferred stock or preference stock.

      “Proceeds” shall have the same meaning as such term is ascribed in the New York UCC and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
      “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
      “PUC” means any state regulatory agency or governmental authority that exercises jurisdiction over the services provided via, or the ownership, construction, or operation of, commercial mobile radio service facilities.
      “Rating Agency” means each of S&P and Moody’s or, if either of S&P and Moody’s shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Dobson (as evidenced by a resolution of the Board of Directors of Dobson), which shall be substituted for any of S&P or Moody’s, as the case may be.
      “Rating Date” means the date which is 90 days prior to the earlier of:

(1) a Change of Control, and

(2) public notice of the occurrence of a Change of Control or of the intention of Dobson to effect a Change of Control.
      “Rating Decline” means the occurrence of the following on, or within 90 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of Dobson to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies):

(1) in the event the Notes are assigned an Investment Grade Rating by both Rating Agencies on the Rating Date, the rating of the Notes by one of the Rating Agencies shall be below an Investment Grade Rating; or

(2) in the event the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies on the Rating Date, the rating of the Notes by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).
      “Receivable” means any right to a monetary payment for goods which have been sold, leased, licensed, assigned or otherwise disposed of, or for services which have been rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
      “Replacement Assets” means:

(1) capital expenditures or other non-current assets of a nature or type that are used in a Permitted Business; or

(2) substantially all the assets of a Permitted Business or a majority of the Voting Power of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Subsidiary” means any Subsidiary of Dobson other than an Unrestricted Subsidiary.
      “Second Lien Documents” shall mean:

(1) in respect of the Other Collateral, the 2011 indenture, the Note Guarantees with respect to the 2011 Notes and the 2011 Notes,

(2) in respect of the Primary Collateral, the 2012 indenture, the Note Guarantees with respect to the 2012 Notes and the 2012 Notes, and

(3) all other documents and instruments pursuant to which any Indebtedness constituting Second Lien Obligations has been incurred or is outstanding, as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.
      “Second Lien Collateral Representative” means:

(1) in respect of the Other Collateral, for so long as such Other Collateral secures First Lien Obligations, the Collateral Trustee in respect of the 2011 Notes under the 2011 indenture; and

(2) in respect of the Primary Collateral, the Collateral Trustee in respect of the 2012 Notes under the 2012 indenture.
      “Second Lien Obligations” means:

(1) in respect of the Other Collateral, the 2011 Notes, the Note Guarantees with respect to the 2011 Notes and the 2011 Note Obligations and all other Indebtedness of Dobson and its Subsidiaries (including any additional 2011 Notes) designated as “Second Lien Obligations” for purposes of the Intercreditor Agreement permitted to be incurred pursuant to the provisions of “Covenants — Incurrence of Indebtedness” and the provisions of “Covenants — Liens”; and

(2) in respect of the Primary Collateral, the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations and all other Indebtedness of Parent and its Subsidiaries (including any additional 2012 Notes) designated as “Second Lien Obligations” for purposes of the Intercreditor Agreement permitted to be incurred pursuant to the provisions of “Covenants — Incurrence of Indebtedness” and the provisions of “Covenants — Liens.”
      “Second Lien Obligation Period” means any period during which:

(1) any Second Lien Obligations are outstanding (and, for purposes hereof, Notes that have been defeased pursuant to the indentures shall be deemed to be not outstanding);

(2) any commitments pursuant to which Second Lien Obligations may be incurred are in effect; or

(3) any letters of credit issued under any Second Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable Second Lien Document.
      “Second Priority Liens” means a Lien granted pursuant to a Security Document to the Collateral Trustee upon any property of Dobson or any Guarantor to secure Second Lien Obligations.
      “Secured Obligations” means, collectively, all First Lien Obligations, all Second Lien Obligations and all Third Lien Obligations.
      “Security Agreement” means:

(1) the First Lien Notes Security Agreement to be dated on or about the Issue Date among DOC, Dobson, Parent and certain of Dobson’s Restricted Subsidiaries party thereto and the Collateral Trustee, with respect to the Security Interests in favor of the Collateral Trustee, for the benefit of the Holders of the 2011 Notes, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time; and

(2) the Second Lien Notes Security Agreement to be dated on or about the Issue Date among DOC, Dobson, Parent and certain of Dobson’s Restricted Subsidiaries party thereto and the Collateral Trustee, with respect to the Security Interests in favor of the Collateral Trustee, for the benefit of the Holders of the 2012 Notes, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time, as the context suggests.
      “Security Documents” means:

(1) in respect of the First Lien Obligations, the First Lien Security Agreement, the Intercreditor Agreement, and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating First Priority Liens in all or any portion of the Collateral for the benefit of the Holders of the Notes, in each case, as amended, modified, restated, supplemented or replaced from time to time;

(2) in respect of the Second Lien Obligations, the Second Lien Security Agreement, the Intercreditor Agreement, and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating Second Priority Liens in all or any portion of the Collateral for the benefit of the Holders of the Notes, in each case, as amended, modified, restated, supplemented or replaced from time to time; and

(3) in respect of the Third Lien Obligations, the Intercreditor Agreement, and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating Third Priority Liens in all or any portion of the Collateral for the benefit of the Holders of the Notes, in each case, as amended, modified, restated, supplemented or replaced from time to time.

      “Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes.
      “Senior Preferred Stock” means each of Parent’s series of 13% Senior Exchangeable Preferred Stock due 2009 and 12.25% Senior Exchangeable Preferred Stock due 2008 outstanding on the Issue Date.
      “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries that are Restricted Subsidiaries:

(1) for the most recent fiscal year of Dobson, accounted for more than 10% of the consolidated revenues of Dobson and its Restricted Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Dobson and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Dobson for such fiscal year.
      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, and its successors.
      “Stated Maturity” means:

(1) with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable or the fixed date on which such Indebtedness is mandatorily redeemable; and

(2) with respect to any scheduled installment of principal of or interest or dividends, as applicable, on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.
      “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.
      “Subsidiary Guarantee” means any Note Guarantee issued by a Restricted Subsidiary.
      “Subsidiary Guarantor” means any Restricted Subsidiary which has provided a Note Guarantee on the Issue Date or will provide a Note Guarantee pursuant to the “Issuances of Guarantees by Restricted Subsidiaries” covenant, and its successors until released in accordance with the terms of the Indenture.
      “Supporting Obligations” shall have the same meaning as such term is ascribed in the New York UCC.
      “System” means each of the Cellular Systems and PCS Systems, now or hereafter owned, operated, or managed by Dobson or its Restricted Subsidiaries.
      “Tax Sharing Agreement” means the Consolidated Income Tax Payment Agreement among Parent and its Subsidiaries, dated as of February 28, 1997, as amended, so long as any such amendment is no less favorable taken as a whole to Dobson and its Subsidiaries in any material respects than the original agreement as in effect on the Issue Date.
      “Third Lien Collateral Representative” means in respect of the Other Collateral, the Collateral Trustee in respect of the 2012 Notes under the 2012 indenture.
      “Third Lien Documents” shall mean:

(1) in respect of the Other Collateral, the 2012 indenture, the Note Guarantees with respect to the 2012 Notes and the 2012 Notes; and

(2) all other documents and instruments pursuant to which any Indebtedness constituting Third Lien Obligations has been incurred or is outstanding, as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.
      “Third Lien Obligations” means, in respect of the Other Collateral, the 2012 Notes, the Note Guarantees with respect to the 2012 Notes and the 2012 Note Obligations and all other Indebtedness of Dobson and its Subsidiaries (including any additional 2012 Notes) designated as “Third Lien Obligations” for purposes of the Intercreditor Agreement permitted to be incurred pursuant to the provisions of “Covenants — Incurrence of Indebtedness” and provisions of “Covenants — Liens.”
      “Third Lien Obligation Period” means any period during which:

(1) any Third Lien Obligations are outstanding (and, for purposes hereof, Notes that have been defeased pursuant to the indentures shall be deemed to be not outstanding);

(2) any commitments pursuant to which Third Lien Obligations may be incurred are in effect; or

(3) any letters of credit issued under any Third Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable Third Lien Document.
      “Third Priority Liens” means a Lien granted pursuant to a Security Document to the Collateral Trustee upon any property of Dobson or any Guarantor to secure Third Lien Obligations.
      “Trade Payables” means accounts payable to vendors in the ordinary course of business.
      “Trademark License” means any agreement, whether written or oral, providing for the grant by or to Dobson or any Guarantor of any right to use any Trademark.
      “Trademarks” means (1) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (2) the right to obtain all renewals thereof.
      “Transaction Date” means, with respect to the incurrence of any Indebtedness by Dobson or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519)) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data most nearly equal to the period from the redemption date to November 1, 2008, provided, however, that if the period from the redemption date to November 1, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States

Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Triggering Event” means the occurrence of (a) any Event of Default, or (b)(i) any Authorization necessary for the ownership or operations by Dobson or its Subsidiaries thereof shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Authorization authorizing substantially the same operations by Dobson or its Subsidiaries; (ii) any Authorization necessary for the ownership or operations of Dobson or its Subsidiaries thereof shall be canceled, revoked, terminated, rescinded, annulled, suspended, or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed, or set aside; (iii) Dobson or its Subsidiaries thereof is required by a Governmental Authority to halt construction or operations under any Authorization and such action shall continue uncorrected for thirty (30) days after the applicable entity has received notice thereof; or (iv) if any Governmental Authority shall make any other final non-appealable determination the effect of which would be to affect materially and adversely the operations by Dobson or its Subsidiaries thereof as now conducted.
      “Unrestricted Subsidiary” means any Subsidiary of Dobson that at any time of determination after the Issue Date shall be designated an Unrestricted Subsidiary by Dobson’s Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. Dobson’s Board of Directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of Dobson to be an Unrestricted Subsidiary unless, immediately after such designation, such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dobson or any Restricted Subsidiary; on the condition that:

(1) any Guarantee by Dobson or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “incurrence” of such Indebtedness and an “Investment” by Dobson or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(2) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Restricted Payments” covenant described below; and

(3) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Incurrence of Indebtedness” and “Restricted Payments” covenants described below.
      Dobson’s Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, on the condition that immediately after giving effect to such designation:

(1) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture, and

(2) no Default or Event of Default shall have occurred and be continuing, or shall occur upon such redesignation.
      Any such designation by Dobson’s Board of Directors shall be evidenced to the trustee by promptly providing the trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
      “Voting Power” means with the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.
      “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
      “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
Book-Entry, Delivery and Form
      Except as set forth below, we will issue the new notes only in registered, global form (the “Global Notes”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company (“DTC”), or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collective, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest in, and transfers of ownership interests in, each security held by or an behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
      All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indentures for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions Form DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

•	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
      We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We and Dobson Cellular have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until such date all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of new notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of one year after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.
      Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of original notes who did not exchange their original notes for new notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding original notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain material U.S. federal income tax considerations (and, in the case of Non-U.S. holders as defined below, certain material U.S. federal estate tax considerations) relating to the (i) exchange of the original notes for the new notes pursuant to the exchange offer and (ii) the ownership and disposition of new notes, but does not provide a complete analysis of all potential tax considerations. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, or the Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are a holder of the original notes who acquired your original notes at their original issuance for the issue price within the meaning of Section 1273 of the Code and who holds your original notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the original notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquired the original notes in connection with your employment or other performance of services.
      In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the exchange offer and the acquisition, ownership and disposition of the new notes.
      INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THE EXCHANGE OFFER AND THE OWNERSHIP OF THE NEW NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.
In General
      We have treated the original notes, and will treat the new notes, as indebtedness for federal income tax purposes. This summary assumes that the IRS will respect this classification.

The Exchange Offer
      The exchange of an original note for a new note pursuant to the exchange offer will not be taxable to the exchanging holders for federal income tax purposes. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) the holding period for the new note will include the holding period for the original note and (iii) the basis of the new note will be the same as the basis of the original note.
      The exchange offer will result in no federal income tax consequences to a non-exchanging holder.
U.S. Holders
      As explained below, the federal income tax consequences of acquiring, owning and disposing of the new notes depend on whether or not you are a U.S. Holder. For purposes of this summary, you are a U.S. Holder if you are beneficial owner of the new notes and for federal income tax purposes are:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws;

•	a corporation or other entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury Regulations;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;
and if your status as a U.S. Holder is not overridden under the provisions of an applicable tax treaty.
      If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.
      Payments of Stated Interest. All of the new notes bear interest at a stated fixed rate. You generally must include this stated interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for federal income tax purposes.
      Sale, Exchange or Redemption of New Notes. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the new notes measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the new notes. Your adjusted tax basis in a new note generally will equal your cost of the new note, less any principal payments received by you. Gain or loss on the disposition of new notes will generally be capital gain or loss and will be long-term gain or loss if the new notes have been held for more than one year at the time of such disposition. In general, for individuals, long-term capital gains are taxed at a maximum rate of 15% for exchanges occurring prior to January 1, 2009 (and 20% for exchanges occurring on or after such date) and short-term capital gains are taxed at a maximum rate of 35% (although without further congressional action, this rate will increase to 39.6% in 2011). You should consult your tax advisor regarding the treatment of capital gains and losses.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments to certain noncorporate U.S. Holders of principal and interest on a new note and the proceeds of the sale of a new note. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the new notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the new notes. The backup withholding rate currently is 28%; without congressional action, this rate will increase to 31% in 2011. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.
      If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS in a timely manner.
      Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.
      Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.
      We will report to the U.S. Holders of new notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.
Non-U.S. Holders
      As used herein, the term, “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder.
      Payments of Stated Interest. Generally, subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a United States trade or business will be treated as “portfolio interest” that is not subject to U.S. withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank which acquired the new notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non- U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

      Treasury regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. These regulations may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.
      Interest on new notes not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld from (if any), each Non-U.S. Holder.
      Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate Non-U.S. Holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treat rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if you deliver proper documentation.
      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.
      Sale, Exchange or Redemption of New Notes. If you are a Non-U.S. Holder of a new note, generally you will not be subject to the United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the new note, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Internal Revenue Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.
      Death of a Non-U.S. Holder. If you are an individual Non-U.S. Holder and you hold a new note at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such new note would not have been effectively connected with your conduct of a trade or business within the United States.
      Information Reporting and Backup Withholding. If you are a Non-U.S. Holder, United States information reporting requirements and backup withholding tax will not apply to payments of interest on a new note if you provide the statement described above in “Non-U.S. Holders — Payments of Stated Interest”, provided that the payor does not have actual knowledge that you are a United States person.
      Information reporting will not apply to any payment of the proceeds of the sale of a new note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a United States person;

(ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for United States federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or it, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.
      Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting requirements unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption. However, under such circumstances, Treasury Regulations provide that such payments are not subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement describe in “Non-U.S. Holders–Payment of Interest” or otherwise establish an exemption.

CERTAIN ERISA CONSIDERATIONS
      The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA; plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any Similar Laws that are similar to such provisions of ERISA or the Code; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. We may be a party in interest or disqualified person if we, or our affiliates, are a service provider to a plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, the initial purchasers or the subsidiary guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
      Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for new notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any Similar Laws.
Representation
      Accordingly, by acceptance of a note or a new note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for new notes) by such purchaser or transferee will not constitute a non-

exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or new notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.
LEGAL MATTERS
      Certain legal matters with respect to the validity of the notes offered hereby are being passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.
EXPERTS
      The consolidated financial statements of Dobson Communications Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      As permitted by the Oklahoma General Corporation Act under which the registrant is incorporated, the registrant’s amended and restated certificate of incorporation provides for indemnification of each of the registrant’s officers and directors against (a) expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the registrant, or of any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, other than an action by or in the right of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the registrant, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the registrant brought by reason of his being or having been a director, officer, employee or agent of the registrant, or any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the registrant, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The registrant’s amended and restated bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.
      The registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the registrant will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

(a) any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as the registrant’s director or officer, or the director or officer of its affiliates; or

(b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were the registrant’s, or are or were its affiliate’s, director, officer, employee or agent, or are or were serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
      The registrant’s indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedes, bail, surety or other bonds.
      The registrant’s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

Item 21.	Exhibits
      The exhibits filed as a part of this registration statement are listed on the Exhibit Index.

Item 22.	Undertakings
      The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 11, 2006.

DOBSON COMMUNICATIONS CORPORATION
DOBSON CELLULAR SYSTEMS, INC.

By:	/s/ Bruce R. Knooihuizen

Name: Bruce R. Knooihuizen

Title:	Executive Vice President and

Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Steven P. Dussek, Bruce R. Knooihuizen and Ronald L. Ripley his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 11, 2006.

Name	Title

/s/ Steven P. Dussek Steven P. Dussek	Chief Executive Officer and President (Principal Executive Officer)

/s/ Bruce R. Knooihuizen Bruce R. Knooihuizen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Trent LeForce Trent LeForce	Controller and Assistant Secretary (Principal Accounting Officer)

/s/ Everett R. Dobson Everett R. Dobson	Chairman of the Board of Directors

Stephen T. Dobson	Director

/s/ Mark S. Feighner Mark S. Feighner	Director

/s/ Fred J. Hall Fred J. Hall	Director

Name	Title

Justin L. Jaschke	Director

/s/ Albert H. Pharis, Jr. Albert H. Pharis, Jr.	Director

/s/ Robert A. Schriesheim Robert A. Schriesheim	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 11, 2006.

DOBSON OPERATING CO., LLC
DOC LEASE CO., LLC

By:	/s/ Bruce R. Knooihuizen

Name: Bruce R. Knooihuizen

Title:	Co-Manager
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Steven P. Dussek, Bruce R. Knooihuizen and Ronald L. Ripley his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 11, 2006.

Name	Title

/s/ Everett R. Dobson Everett R. Dobson	Co-Manager

/s/ Bruce R. Knooihuizen Bruce R. Knooihuizen	Co-Manager

/s/ Ronald L. Ripley Ronald L. Ripley	Co-Manager

/s/ Trent LeForce Trent LeForce	Co-Manager

EXHIBIT INDEX

Exhibit			Method of
Numbers		Description	Filing

2.1		Purchase Agreement dated July 25, 2003 for ACC Escrow Corp. and American Cellular Corporation $900,000,000 10% Series A Senior Notes due 2011	(15)[2.3]
2.2		Purchase Agreement dated September 12, 2003 for Dobson Communications Corporation $650,000,000 8 7/8% Senior Notes due 2013	(18)[2.4]
2.3		Agreement and Plan of Merger of ACC Escrow Corp. and American Cellular Corporation	(18)[2.5]
2.4		Purchase Agreement dated November 8, 2004 for Dobson Cellular Systems, Inc. $825,000,000 Senior Secured Notes	(23)[2.4]

2.5		Purchase Agreement dated May 11, 2006 for Dobson Cellular Systems, Inc. 8 3/8% Series B First Priority Fixed Rate Senior Secured Noted due 2011	(36)

3.1		Registrant’s Amended and Restated Certificate of Incorporation	(4)[3.1]

3	.1.3	Registrant’s Certificate of Amendment of Certificate of Incorporation	(18)[3.1.3]

3.2		Registrant’s Amended and Restated By-laws	(20)[3]

4.1		Form of Common Stock Certificate	(4)[4.16]

4.2		Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(5)[4]

4	.2.1	Supplemental Indenture dated November 5, 2004 to Indenture dated June 22, 2000 by the Registrant and United States Trust Company of New York, as Trustee	(25)[4.1]

4.3		Senior Debt Indenture dated as of July 18, 2001, between the Registrant and The Bank of New York, as Trustee	(7)[4.2]

4	.4.1	Subordinated Debt Indenture dated as of July 18, 2001 between the Registrant and The Bank of New York, as Trustee	(7)[4.3]

4	.4.2	Certificate of Trust for Dobson Financing Trust	(7)[4.4]

4.5		Declaration of Trust for Dobson Financing Trust	(7)[4.5]

4.6		Form of Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Registrant’s Series F Convertible Preferred Stock	(15)[4.12]

4	.6.1	Certificate of Correction of Certificate of Designation of Series F Convertible Preferred Stock	(15)[4.12.1]

4.7		Indenture dated August 8, 2003 between ACC Escrow Corp. and Bank of Oklahoma, National Association, as Trustee	(15)[4.13]

4	.7.1	First Supplemental Indenture dated August 19, 2003 between American Cellular Corporation, certain Guarantors and Bank of Oklahoma, National Association, as Trustee	(15)[4.13.1]

4.8		Indenture dated March 14, 2001 between American Cellular Corporation and United States Trust Company of New York	(24)[4.2]

4	.8.1	First Supplemental Indenture dated August 19, 2003 with reference to Indenture dated March 14, 2001, between American Cellular Corporation, ACC Acquisition LLC, Subsidiary Guarantors and Bank of Oklahoma, related to the issuance by American Cellular Corporation of its 9 1/2% Subordinated Notes due 2009	(15)[4.14]
4.9		8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(16)[4.14]
4	.9.1	Supplemental Indenture dated November 5, 2004 to 8 7/8% Senior Note Indenture dated as of September 26, 2003 by Dobson Communications Corporation and Bank of Oklahoma, National Association, as Trustee	(25)[4.2]
4.10		Indenture for 8 3/8% First Priority Senior Secured Notes due 2011 and First Priority Senior Floating Rate Notes, dated November 8, 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson operating Co. LLC, DOC Lease Co., LLC and Bank of Oklahoma, National Association	(23)[4.14]

Exhibit			Method of
Numbers		Description	Filing

4	.10.1	Supplemental Indenture, dated May 23, 2006, to Indenture for 8 3/8% First Priority Senior Secured Notes due 2011, dated November 8, 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and Bank of Oklahoma, National Association	(34)[4.1]
4.11		Indenture for 9 7/8% Second Priority Senior Secured Notes due 2012, dated November 8 2004, by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and BNY Midwest Trust Company	(23)[4.15]
4.12		Intercreditor Agreement dated November 8, 2004	(23)[4.16]
4.13		Form of Exchange Notes	(27)
4.14		Floating Rate Notes Indenture dated as of September 13, 2005 by the Registrant and Bank of Oklahoma, National Association, as Trustee	(33)[4.1]
4.15		Convertible Debentures Indenture dated as of September 13, 2005 by the Registrant and The Bank of Oklahoma, National Association, as Trustee	(33)[4.2]
5.1		Opinion of Mayer, Brown, Rowe & Maw LLP	(39)
10.1		Registrant’s 2002 Employee Stock Purchase Plan	(9)[10.1]
10	.1.1*	Registrant’s 1996 Stock Option Plan, as amended	(2)[10.1.1]
10	.1.2*	2000-1 Amendment to the DCC 1996 Stock Option Plan	(4)[10.1.3]
10	.1.3*	Dobson Communications Corporation 2000 Stock Incentive Plan	(4)[10.1.4]
10	.2*	Registrant’s 2002 Stock Incentive Plan	(9)[10.2]
10	.2.1	Second Amendment to 2002 Stock Incentive Plan	(36)[10.1]
10	.3.1*	Letter dated June 3, 1996 from Registrant to Bruce R. Knooihuizen describing employment arrangement	(3)[10.3.2]
10	.3.2*	Letter dated October 15, 1996 from Fleet Equity Partners to Justin L. Jaschke regarding director compensation	(3)[10.3.3]
10	.3.3*	Letter dated October 28, 1997 from Registrant to R. Thomas Morgan describing employment arrangement	(1)[10.3.5]
10	.3.4*	Letter dated August 25, 1998 from Registrant to Richard D. Sewell, Jr. describing employment arrangement	(2)[10.3.6]
10	.3.5*	Employment Agreement, dated November 1, 2004 between Registrant and Bruce R. Knooihuizen	(23)[10.3.6]
10	.3.6*	Employment Agreement, dated November 1, 2004 between Registrant and Timothy J. Duffy	(23)[10.3.7]
10	.3.7*	Form of Retention Agreement	(23)[10.3.8]
10	.3.8*	Employment Agreement, dated April 1, 2005 between Dobson Communications and Steven Dussek	(28)[10.1]
10	.4†	Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated as of November 16, 2001	(8)[10.6]
10	.4.1†	Amendment No. 1 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated August 5, 2002	(10)[10.6.1]
10	.4.2†	Amendment No. 2 to the Purchase and License Agreement between Nortel Networks, Inc. and Dobson Communications Corporation, dated June 9, 2004	(22)[10.5.2]
10.5		Stockholder and Investor Rights Agreement dated January 31, 2000 among the Registrant and the Stockholders listed therein (without exhibits)	(4)[10.7.2.3]
10	.5.1	Amendment No. 1 to Stockholder and Investor rights Agreement among AT&T Wireless Services, Inc., the Registrant, and certain other parties	(6)[10.4]
10	.6*	Form of Dobson Communications Corporation Director Indemnification Agreement	(4)[10.9]

10.7		Management Agreement between Dobson Cellular Systems, Inc. and American Cellular Corporation effective as of August 19, 2003	(15)[10.14.1]

Exhibit			Method of
Numbers		Description	Filing

10	.8†	InterCarrier Multi-Standard Roaming Agreement effective as of January 25, 2002 between Cingular Wireless, LLC, and its affiliates, and Dobson Cellular Systems, Inc., and its affiliates	(8)[10.23]

10.9		Master Services Agreement between Dobson Cellular Systems, Inc. and Convergys Information Management Group Inc. dated December 1, 2002	(11)[10.24]

10.10		Asset Exchange Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(12)[10.1]

10.11		Transition Services Agreement dated as of December 24, 2002, between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(12)[10.2]

10.12		Master Lease Agreement dated as of December 23, 2002 between Dobson Cellular Systems, Inc. and AT&T Wireless Services, Inc.	(12)[10.3]

10	.13†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003	(14)[10.28]

10	.14†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and Dobson Cellular Systems, Inc. dated July 11, 2003, as amended	(14)[10.29]

10	.15†	Roaming Agreement for GSM/ GPRS between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(14)[10.30]

10	.16†	GSM/ GPRS Operating Agreement between AT&T Wireless Services, Inc. and American Cellular Corporation dated July 11, 2003	(14)[10.31]

10	.17†	Second Amended and Restated TDMA Operating Agreement between AT&T Wireless Services, Inc. on behalf of itself and its affiliates and ACC Acquisition LLC, on behalf of itself, American Cellular Corporation and their respective affiliates dated July 11, 2003	(14)[10.32]

10.18		Tax Allocation Agreement dated August 19, 2003, between Dobson Communications Corporation and American Cellular Corporation	(15)[10.33]

10.19		Registration Rights Agreement dated as of August 8, 2003 by and between ACC Escrow Corp. as Issuer, American Cellular Corporation, certain Guarantors listed on Schedule A and Bear, Stearns & Co., Inc. and Morgan Stanley & Co. Incorporated, as Initial Purchasers	(15)[10.34]

10.20		Registration Rights Agreement dated August 19, 2003 between Dobson Communications Corporation and holders of Class A Common Stock and Series F Convertible Preferred Stock	(15)[10.35]

10.21		Registration Rights Agreement between Dobson Communications Corporation and Bank of America, N.A. dated as of March 15, 2002	(15)[10.36]

10.22		Registration Rights Agreement dated September 26, 2003 among Dobson Communications Corporation, Lehman Brothers, Inc., Morgan Stanley & Co., Incorporated, and Bear, Stearns & Co., Inc.	(16)[10.37]

10.23		Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(17)[10.38]

10	.23.1	Amendment No. 1 dated March 9, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(19)[4]

10	.23.2	Amendment No. 2 dated May 7, 2004, to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003.	(21)[10.32.2]

10	.23.3	Amendment No. 3 dated November 8, 2004 to Credit Agreement by and among Dobson Cellular Systems, Inc., Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(23)[10.32.3]

Exhibit			Method of
Numbers		Description	Filing

10.24		Guarantee and Collateral Agreement by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co., L.L.C. and Lehman Commercial Paper Inc., as Administrative Agent for the Lenders dated October 23, 2003	(17)[10.39]

10.25		Escrow Agreement dated August 8, 2003 by and between ACC Escrow Corp. and Bank of Oklahoma, National Association, as trustee and escrow agent	(18)[10.40]

10.26		Registration Rights Agreement dated as of September 26, 2003 by and among Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(18)[10.41]

10.27		Registration Rights Agreement dated as of November 8, 2004 by and among Dobson Cellular Systems, Inc,. Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and Morgan Stanley & Co. Incorporated	(23)[10.35]

10	.28†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC and Dobson Cellular Systems, Inc.	(29)[10.2]

10	.29†	Equity Interest Purchase Agreement, dated March 14, 2005, by and between Global Tower, LLC, and American Cellular	(29)[10.3]

10.30		Support Agreement, dated June 29, 2005, among the Dobson Communications Corporation and Preferred Stockholders	(30)

10	.30.1	First Amendment to the Support Agreement, dated August 12, 2005, by and among Dobson Communications Corporation and Preferred Stockholders	(31)[10.31.1]

10.31		Registration Rights Agreement among Dobson Communications Corporation, Capital Research and Management Company, Cobalt Capital Management, Inc., JMB Capital Partners and the other parties named therein	(32)[10.31]

10	.32†	InterCarrier Multi-standard Roaming Agreement by and among Cingular Wireless LLC and Dobson Cellular Systems, Inc. and American Cellular Corporation dated as of August 12, 2005	(33)[10.1]

10	.33†	Addendum to GSM Operating Agreement by and between New Cingular Wireless Services, Inc. (f/k/a AT&T Wireless Services, Inc.), Dobson Cellular Systems, Inc. and American Cellular Corporation dated as of August 12, 2005	(33)[10.2]

10.34		Senior Floating Rate Notes due 2012 Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(32)[10.1]

10.35		Convertible Debentures Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(33)[10.2]

10.36		Registration Rights Agreement dated as of May 23, 2006 by and among Dobson Cellular Systems, Inc., Dobson Communications Corporation, Dobson Operating Co. LLC, DOC Lease Co., LLC and Morgan Stanley & Co. Incorporated	(34)[10.1]

12		Computation of Ratio of Earnings to Fixed Charges	(37)

23.1		Consent of Independent Registered Public Accounting Firm	(37)

24.1		Powers of Attorney	(38)

25.1		Statement of Eligibility and Qualification of the Trustee on Form T-1 from Bank of Oklahoma, National Association	(35)[25.1]

99.1		Form of Letter of Transmittal	(39)

99.2		Form of Notice of Guaranteed Delivery	(39)
99.3		Form of Letter to Brokers, Dealers and Other Nominees	(39)
99.4		Form of Letter to Clients	(39)
99.5		Form of Exchange Agent Agreement	(39)

*	Management contract or compensatory plan or arrangement.

†	Confidential treatment has been requested for a portion of this document.

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-71633), as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Registration Statement of Form S-4 (Registration No. 333-23769), as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 6, 2000, as the exhibit number indicated in brackets and incorporated by reference herein.

(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/ A on February 22, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-64916), as the exhibit number indicated in brackets and incorporated by reference herein.

(8)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 as the exhibit number indicated in brackets and incorporated by reference herein.

(9)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on June 14, 2002 as the exhibit number indicated in brackets and incorporated by reference herein.

(10)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 20, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on December 12, 2002, as the exhibit number indicated in brackets and incorporated by reference herein.

(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on January 8, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(13)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on July 28, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 18, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 2, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on October 29, 2003, as the exhibit number indicated in brackets and incorporated by reference herein.

(18)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-110380) as the exhibit number indicated in brackets and incorporated by reference herein.

(19)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on March 22, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(20)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 8, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(21)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(22)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(23)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-122089) as the exhibit number indicated in brackets and incorporated by reference herein.

(24)	Filed as an exhibit to American Cellular Corporation’s Registration Statement on Form S-4 (Registration No. 333-59322) as the exhibit number indicated in brackets and incorporated by reference herein.

(25)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on November 5, 2004 as the exhibit number indicated in brackets and incorporated by reference herein.

(26)	Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(27)	Included in Exhibit 4.10.1

(28)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 1, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(29)	Filed as an Exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as the exhibit number indicated in brackets and incorporated by reference herein.

(30)	Filed as Annex A to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-126247) and incorporated by reference herein.

(31)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-126826) as the exhibit number indicated in brackets and incorporated by reference herein.

(32)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K/A on August 23, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(33)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 19, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(34)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K on May 30, 2006, as the exhibit number indicated in brackets and incorporated by reference herein.

(35)	Filed as an Exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-130228), as the exhibit number indicated in brackets and incorporated by reference herein.

(36)	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K on June 19, 2006 as the exhibit number indicated in brackets and incorporated by reference herein.

(37)	Filed herewith.

(38)	Included on signature pages hereto.

(39)	To be filed by amendment.